Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

PWW Acquisition LLC
and

MediaMiser LLC and MediaMiser Ltd.

Dated as of May 11, 2016

i

Table of Contents (continued)

ii

Table of Contents (continued)

Schedule A	Assumed Liabilities
Schedule B	Working Capital Methodologies
Schedule C	Purchased Assets
Schedule D	Example of Closing Working Capital

Exhibit A	Form of Transition Services Agreement
Exhibit B	Forms of Agility Business Transfer Agreements
Exhibit C	Form of Data Protection Agreement

iii

ASSET PURCHASE AGREEMENT, dated as of May 11, 2016 (this “Agreement”), by and among PWW Acquisition LLC, a limited liability company organized under the laws of the State of Delaware (“Parent”), MediaMiser LLC, a Delaware limited liability company (“MMUS”), and MediaMiser Ltd., a limited company organized under the laws of England and Wales (“MMUK” and together with MMUS, the “Buyer”).

RECITALS

WHEREAS, Parent and UBM plc, a public limited company organized in Jersey under the Companies (Jersey) Law 1991 (“UBM”), have entered into that certain Purchase and Sale Agreement, dated December 14, 2015 (as may be amended, the “PRN PSA”), by and between Parent and UBM;

WHEREAS, PR Newswire Association LLC, a Delaware limited liability company (“PRN US”), and PR Newswire Europe Ltd., a company organized under the laws of the United Kingdom (“PRN UK” and, together with PRN US, the “Sellers”) are each direct or indirect Subsidiaries of UBM and, immediately after the consummation of the PRN Closing, will each be Affiliates of Parent;

WHEREAS, the Sellers are engaged in the Agility Business; and

WHEREAS, Parent desires to cause the Sellers to sell to the Buyer and the Buyer desires to purchase from the Sellers, the Purchased Assets and assume from the Sellers the Assumed Liabilities, with Purchased Assets and Assumed Liabilities located in the United States allocated and sold to MMUS, and Purchased Assets and Assumed Liabilities located in the United Kingdom allocated and sold to MMUK, in each case, upon the terms and conditions set forth in this Agreement and the Ancillary Agreements.

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1         Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in this Section 1.1.

“Active Employees” means each of the employees of the Agility Business actively at work as of the Closing Date as set forth in Section 6.11(a)(i) of the Disclosure Schedule.

“Active Prospects” means each of the Persons to whom the Seller has made a demonstration of Agility or Agility Workflow suites and who is listed in Section 1.1(a) of the Disclosure Schedule.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of, the management and policies of such Person whether through ownership of voting securities or other ownership interests, by contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of at least 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company. For purposes of clarity, each of GTCR LLC and any of its portfolio companies shall not be considered an Affiliate of Parent.

“Agility Business” means the business of providing the Agility and Agility+-branded public relations workflow suites (including the following core features: media monitoring, media analytics, social media monitoring and engagement, and media contact databases), to customers located in the United States and United Kingdom, as carried on by the Sellers prior to the Closing using the Purchased Assets, and, for the avoidance of doubt, excluding any other products or services that Agility and Agility+ customers may buy from the Sellers prior to the Closing (including press release distribution, Vintage filings, MediaVantage, Profnet and any content production services).

“Agility Business Intellectual Property” means the Intellectual Property owned by a Seller and that is primarily applicable to the Agility Business.

“Agility Business Transfer Agreements” means those two bills of sale and assignment and assumption agreements, in the forms attached hereto as Exhibit B, to be entered into at the Closing, by and among the appropriate Seller(s), on the one hand, and MMUS (with respect to Purchased Assets and Assumed Liabilities located in the United States), and MMUK (with respect to Purchased Assets and Assumed Liabilities located in the United Kingdom), on the other hand, pursuant to which the Sellers will sell to the Buyer and its appropriate Designated Affiliates the Purchased Assets and the Buyer or its appropriate Designated Affiliate will assume the Assumed Liabilities.

“Agility Company Expenses” means all fees, costs and expenses of the Sellers, or for which any of them may be liable (other than any severance payments) incurred at or prior to the Closing in connection with the negotiation, execution, performance, documentation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, in each case to the extent not paid prior to the Closing, including: (a) any such fees, costs or expenses of outside legal counsel, accountants, financial and other advisors and brokers, including any VAT or other Taxes payable with respect to any of the foregoing, and (b) all liabilities of the Sellers under or in connection with any bonus, change of control, acceleration of benefits or similar arrangements that are owed to any Person, or that will be triggered, as a result of the consummation of the transactions contemplated by this Agreement (including the employer’s share of any payroll, medical, social security, unemployment or similar Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any Taxes related to the foregoing items).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.5.

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Agility Business Transfer Agreements and any other documents, instruments or certificates executed and delivered in connection with this Agreement and the transactions contemplated hereby and thereby.

“Applicable Survival Period” has the meaning set forth in Section 9.1(c).

“Article 5” has the meaning set forth in Section 2.7(b).

“Assigned Contracts” means the Contracts set forth on Section 1.1(c) of the Disclosure Schedule.

“Assumed Liabilities” means the liabilities set forth on Schedule A hereto.

“Base Purchase Price” means an amount equal to Four Million Eight Hundred Thousand Dollars ($4,800,000.00).

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), whether or not subject thereto, and any bonus, incentive compensation, deferred compensation, equity or equity-based, pension, retirement, savings, profit-sharing, welfare, paid time off, fringe benefit, leave, supplemental unemployment, employment, retention, change of control, separation, termination or severance plan or program or agreement, social insurance (including pension, medical insurance, unemployment insurance, work-related injury insurance and maternity insurance), or housing funds, policy, contract, agreement or other arrangement, or other material compensation or benefit plan, program or arrangement, other than any plan, program, policy, contract, agreement or other arrangement to which contributions are mandated by Law and that is sponsored by a Governmental Entity.

“Business Benefit Plan” has the meaning set forth in Section 4.12(a)

“Business Day” means any day other than Saturday, Sunday or any other day on which banks located in the State of New York or in London are authorized or required to close.

“Business Employees” means, collectively, the Active Employees and Non-Active Employees.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.11(c).

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).

“Buyer Parent” means Innodata Inc., a Delaware corporation.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Payment” has the meaning set forth in Section 2.3(a).

“Closing Working Capital” means, as of 12:01 a.m. (Eastern Time) on the Closing Date, (a) the aggregate amount of Current Assets, minus (b) the aggregate amount of Current Liabilities, in each case, calculated in a manner consistent with the accounting principles, format, methodologies and policies set forth on Schedule B hereto.

“Closing Working Capital Statement” has the meaning set forth in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Systems” means all software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, communications, telecommunications (including all voice, data and video networks), networks, peripherals, and other computer, automated or software systems that are used by any Sellers in the operation of the Agility Business.

“Consent” means any authorization, consent, clearance, waiver, Filing, Permit, Order or approval of any Governmental Entity or other Person.

“Consent Decree” means the Final Judgment filed by the DOJ, Parent and UBM with the U.S. District Court for the District of Columbia in connection with the acquisition by Parent of the Sellers, including any modifications made thereto.

“Continuation Period” means the 12-month period following the Closing Date.

“Contract” means any note, bond, mortgage, contract, lease, license, indenture, undertaking or other agreement.

“Current Assets” has the meaning set forth on Schedule B hereto.

“Current Liabilities” has the meaning set forth on Schedule B hereto.

“Customers” means the U.S. and U.K. customers of the Agility Business as of the date hereof.

“Designated Affiliate” has the meaning set forth in Section 10.9.

“Disclosure Schedule” has the meaning set forth in the preamble to Article III.

“Disclosure Schedule Update” has the meaning set forth in Section 6.12.

“DOJ” has the meaning set forth in Section 6.6(c).

“Emoluments” means all salaries, wages, bonuses and other emoluments including vacation pay, pension contributions and other benefits (if any) to which the TUPE Employees are entitled;

“Environmental Law” means any applicable Law, including any statute, ordinance, or regulation of any Governmental Entity, relating to the pollution or protection of the environment or worker health or safety, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect, whether relating to manufacture, storage, disposal, cleanup, release, threat of release, transport, monitoring, testing, handling, reporting, personal injury or property damage, including all requirements to install pollution control equipment and all requirements to test, monitor or remove aboveground or underground storage tanks, and shall include but not be limited to any of the following: CERCLA, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act of 1986, the Clean Air Act, the Clean Water Act and the Toxic Substance Control Act, and the regulations promulgated under each of said statutes.

“Environmental Permit” means any federal, state or local Permit, license or consent required under any applicable Environmental Law and issued by a Governmental Entity pursuant to applicable Environmental Law.

“Equity Interest” has the meaning set forth in the definition of Equity Securities.

“Equity Securities” means: (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (an “Equity Interest”); (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interest; (c) stock appreciation, phantom stock, equity participation or similar rights; and (d) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and the regulations promulgated thereunder.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a).

“Export Control Laws” means all export, reexport, retransfer, import, and customs Laws administered or enforced by the United States (including those Laws administered by the U.S. Commerce Department’s Bureau of Industry and Security, the U.S. State Department’s Directorate of Defense Trade Controls, and the U.S. Department of Homeland Security - Customs and Border Protection) or any other applicable Governmental Entity.

“FCPA” has the meaning set forth in Section 4.8(a).

“Filing” means any registration, declaration or filing with a Governmental Entity.

“Final Closing Working Capital” has the meaning set forth in Section 2.4(e).

“FTC” has the meaning set forth in Section 6.6(c).

“Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.1 (Organization and Existence), Section 3.2 (Authority and Enforceability), Section 3.5 (Brokers), Section 4.1 (Organization and Existence), Section 4.2 (Authority and Enforceability), Section 4.19 (Brokers), Section 5.1 (Organization and Existence), Section 5.2 (Authority and Enforceability) and Section 5.8 (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any quotation, bid or proposal by any Seller in conducting the Agility Business that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any prime Contract, subcontract, letter Contract, purchase order or delivery order for the delivery of supplies or provision of services by or between any Seller in conducting the Agility Business and any Governmental Entity (including any facilities Contract or lease for the use of government-owned facilities).

“Government Official” means (a) any officer or employee of a Government Entity or of a public international organization, or any Person acting in an official capacity for, or on behalf of, any such Government Entity or any such public international organization, or (b) any political party or official thereof or any candidate for political office.

“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, commission, legislative body, administrative body, regulatory body or official of any government or political subdivision thereof, whether foreign, federal, state or local, or similar governing entity, or any arbitral body.

“Hire Employees” has the meaning set forth in Section 6.11(a).

“HMRC” has the meaning set forth in Section 2.7(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any Party to this Agreement from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnity Cap” has the meaning set forth in Section 9.2(b).

“Independent Expert” has the meaning set forth in Section 2.4(d).

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (a) patents and patent applications, invention disclosures, and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations, and continuations-in-part; (b) trademarks, trademark and service mark applications and registrations, trade dress, logos, trade names, social media identifiers and domain names; (c) copyrightable works, databases, and all copyrights, together with all applications, registrations and renewals therefor; (d) intellectual property and proprietary rights in software, and (e) trade secrets, know-how, and confidential or proprietary information, including methods, processes, ideas, inventions (whether or not patentable), data, formulae, ideas, customer and supplier lists and information.

“Interim Period” means the period beginning on the date hereof and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” means, (i) in the case of Parent and the Sellers, the actual knowledge (as opposed to any constructive or imputed knowledge) of Peter Granat, Jack Pearlstein, Jason Edelboim and Shoeb Ansari, and (ii) in the case of the Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of Brett Serjeantson, O’Neil Nalavadi and Raj Jain.

“Law” means, with respect to any Person, any statute, law (including common law), code, treaty, ordinance, Order, rule or regulation of any Governmental Entity applicable to such Person.

“Legal Proceeding” means any legal proceeding (whether at law or in equity), formal investigation or arbitration before a Governmental Entity.

“Liability” means any debt, duty, Tax, commitment, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, disclosed or undisclosed, matured or unmatured, asserted or unasserted, liquidated or unliquidated or due or to become due), and including all reasonable and documented out-of-pocket costs and expenses relating thereto (including those related to the defense, settlement or resolution of any related Legal Proceeding, claim, demand or assessment).

“Lien” means, with respect to any property or asset, any lien, mortgage, pledge, charge, security interest, hypothecation, community property interest, option to acquire, right of first refusal, preemptive right, easement, license or other encumbrance of any kind or nature whatsoever or any interest or title of any vendor, lessor, lender or other secured party under any conditional sale, capital lease, trust receipt or other title retention agreement in respect of such property or asset.

“Losses” has the meaning set forth in Section 9.2(a).

“made available to the Buyer” means made available to, and accessible by, the Buyer and its Representatives, in their capacity as such, in that certain virtual data room established by or on behalf of Parent or the Sellers by Intralinks in connection with the transactions contemplated hereby, in any case, at least eight business hours prior to the date hereof; provided that any materials requested by the Buyer on or after May 10, 2016 will be deemed “made available to the Buyer” if so provided prior to the date hereof regardless of the time of day prior to the execution of this Agreement.

“Material Adverse Effect” means any change, event, fact, circumstance, development or effect that, individually or in the aggregate with all other changes, events, facts, circumstances, developments and effects, is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Agility Business, taken as a whole; provided, however, that any changes, events, facts, circumstances, developments or effects resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred (but, in the case of clauses (a), (b), (c) and (d) solely to the extent such changes, events, facts, circumstances, developments or effects do not affect the Agility Business disproportionately to other businesses in the same industry):  (a) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Agility Business operates (including any increased costs for financing or suspension of trading in, or limitation on prices for, securities on any domestic or international securities exchange); (b) any acts of war, sabotage, terrorist activities or increased security measures imposed by a Governmental Entity associated therewith; (c) effects of weather or meteorological events; (d) any change of Law, accounting standards, regulatory policy or industry standards after the date hereof; (e) any actions taken by, or at the request of, the Buyer (including any breach by the Buyer of this Agreement); and (f) any failure by any Seller or the Agility Business to meet projections, forecasts, revenue or earnings predictions for any period (but, for the purposes of clarity, not the underlying cause of such failure).

“Material Contracts” has the meaning set forth in Section 4.9(b).

“New Plans” has the meaning set forth in Section 6.11(b).

“New Welfare Plans” has the meaning set forth in Section 6.11(b).

“Non-Active Employees” means the Agility Business employees absent from work as of the Closing Date for reasons other than approved holiday or vacation leave as set forth in Section 6.11(a)(1)(A) of the Disclosure Schedule.

“Non-Disclosure Agreement” has the meaning set forth in Section 10.5.

“Old Plans” has the meaning set forth in Section 6.11(b).

“Order” means any award, injunction, judgment, order, writ, assessment, settlement, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other organizational documents of such Person.

“Other Antitrust Laws” means (a) the antitrust and competition Laws of all jurisdictions other than those of the United States and (b) any foreign investment Laws, including the UK Competition Act of 1998.

“Outside Date” has the meaning set forth in Section 8.1(a).

“Parent” has the meaning set forth in the preamble hereto.

“Parties” means Parent and the Buyer, collectively.

“Permit” means any consent, approval, license, permit, registration, exemption, certificate or authorization from any Governmental Entity.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) any landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (c) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, materially detract from the value of, or materially interfere with or violate, the present use of the asset or property subject thereto; (d) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Entity to regulate property that would not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use and enjoyment of the asset or property subject thereto or affected thereby; (e) Liens and other matters listed on Section 1.1(e) of the Disclosure Schedule, all of which shall be released on or prior to the Closing, except as otherwise set forth on such schedule; (f) any condition that may be shown on a current survey or inspection of the a property that would not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of the asset or property subject thereto; (g) any Lien to be released on or prior to the Closing; and (h) any non-perpetual, non-exclusive license of Intellectual Property granted to customers in the ordinary course of business.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, branch office, representative office, other business organization or Governmental Entity.

“Pre-Closing Tax Period” means any period with respect to any Taxes covering a taxable period ending on or before the Closing Date.

“PRN Closing” means the consummation of the sale of the Sellers under the PRN PSA.

“PRN Names” means “PR Newswire” or any name, logo or trademark that includes “PR Newswire”, or any variations or derivatives thereof, and any other logos or trademarks of Parent, the Sellers or any of their Affiliates after the Closing.

“PRN PSA” has the meaning set forth in the Recitals.

“PRN UK” has the meaning set forth in the Recitals.

“PRN US” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 2.1(a).

“Purchased Assets” means the assets set forth on Schedule C hereto.

“Related”, with respect to the Agility Business, means, used or held for use by the Sellers primarily in the operation or conduct of the Agility Business.

“Related Party” means, with respect to any Party hereto, such Party’s former, current and future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, Representatives, members, managers, general or limited partners, sources of financing or assignees, or any former, current and future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, Representatives, members, managers, general or limited partners, sources of financing or assignees of any of the foregoing.

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation Tax, whether pursuant to any legislation or otherwise.

“Representatives” means the officers, directors, managers, employees, agents, counsel, accountants, financial advisers and consultants of a Person.

“Restricted Territory” means the United States and the United Kingdom.

“Retained Liabilities” has the meaning set forth in Section 2.2(b).

“Sanctions” means any economic sanctions Laws or regulations administered or enforced by the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. State Department) or any other applicable Governmental Entity.

“Seller” or “Sellers” has the meaning set forth in the Recitals.

“Shared Contract” has the meaning set forth in Section 4.18.

“STD Employee” has the meaning set forth in Section 6.11(a).

“Straddle Tax Period” means any period with respect to Taxes covering a taxable period beginning on or before the date hereof and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, at least 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, or of which such first Person otherwise directly or indirectly controls (whether as general partner, managing member, by Contract or otherwise).

“Target Working Capital” means One Million Dollars ($1,000,000.00).

“Tax” and “Taxes” means (i) any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether or not disputed, and whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, imposed by a Taxing Authority and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of the application of Treasury regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

“Tax Action” means any contest relating to Taxes.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes, including any attached schedules, information returns, claims for refund, amended returns or declarations of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Third Party Defense” has the meaning set forth in Section 9.4(b).

“Transfer Taxes” means all transfer, sales, use, real property transfer, goods and services, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges, but for the avoidance of doubt excludes VAT and Taxes imposed or measured by or with respect to gross or net income.

“Transferred Employees” has the meaning set forth in Section 6.11(a).

“Transition Services Agreement” means a Transition Services Agreement, to be entered into at the Closing, by and among the Sellers and the Buyer, in the form attached as Exhibit A hereto.

“Treasury Regulations” means the tax regulations of the U.S. Department of the Treasury issued pursuant to the Code.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).

“TUPE Employees” has the meaning set forth in Section 6.11(a).

“UBM” has the meaning set forth in the Recitals.

“UBM Names” means “UBM” or any name, logo or trademark that includes “UBM”, or any variations or derivatives thereof, and any other logos or trademarks of UBM or any of its Affiliates after the Closing.

“UK Bribery Act” has the meaning set forth in Section 4.8(a)

“VAT” means valued added tax (or other tax operating on similar principles), as provided in the Value Added Tax Act 1994 (or any relevant non-UK legislation) whether of the UK or otherwise.

“Willful Breach” means a willful and intentional material breach of a specific provision or covenant of this Agreement.

“Working Capital Notice of Objection” has the meaning set forth in Section 2.4(c).

“Working Capital Review Period” has the meaning set forth in Section 2.4(c).

Article II

PURCHASE AND SALE

Section 2.1          Purchase and Sale.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, for an aggregate purchase price equal to the Closing Payment, as may be adjusted after the Closing pursuant to Section 2.4 and Article IX (the “Purchase Price”):

(A)      Parent shall cause the Sellers to (x) duly and validly authorize and execute, in compliance with all applicable Laws, the Agility Business Transfer Agreements, and (y) sell, assign, transfer, convey and deliver to the Buyer and its Designated Affiliates, free and clear of all Liens (other than Permitted Liens), the entire right, title and interest of the Sellers in, to and under the Purchased Assets and the Sellers’ obligations under the Assumed Liabilities, in accordance with the terms of the Agility Business Transfer Agreements; and

(B)       the Buyer shall, or shall cause its Designated Affiliates to, (i) duly and validly authorize and execute in compliance with all applicable Law the Agility Business Transfer Agreements and purchase, acquire and accept from the Sellers, the Purchased Assets; and (ii) assume effective as of the Closing, and from and after the Closing pay, discharge or perform when due, as appropriate, the Assumed Liabilities in accordance with the terms of the Agility Business Transfer Agreements.

(b)          For clarity, except as otherwise expressly set forth in this Agreement or the Agility Business Transfer Agreements, pursuant to this Agreement, neither the Buyer nor its Affiliates shall acquire any assets of the Sellers other than the Purchased Assets, nor shall any of them assume any Liabilities of the Sellers that are not Assumed Liabilities (all such Liabilities that are not so assumed are collectively referred to in this Agreement as the “Retained Liabilities”).

Section 2.2           Closing. The closing of the transactions contemplated by Section 2.1 (the “Closing”) shall take place by electronic exchange of documents (provided that if Parent and the Buyer agree to a physical closing then the Closing shall take place at the offices of Kirkland & Ellis, LLP, 300 North LaSalle, Chicago, Illinois 60654) on the date of but immediately following the PRN Closing or, if the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than the condition set forth in Section 7.3(a)) are not satisfied as of the PRN Closing, then, at 10:00 a.m., Chicago, Illinois time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3, or at such other time, date and place as may be mutually agreed upon in writing by the Parties. The date upon which the Closing actually occurs shall be referred to as the “Closing Date.”

Section 2.3           Transactions to be Effected at the Closing.

(a)          At the Closing, the Buyer will:

(A)         pay, or cause to be paid, to Parent or its designees (by one or more wire transfers of immediately available funds in U.S. dollars to such account or accounts designated in writing by Parent as set forth in the Estimated Closing Statement) an aggregate amount (the “Closing Payment”) equal to (i) the Base Purchase Price, plus (ii) the excess, if any, of the Estimated Closing Working Capital over the Target Working Capital, minus (iii) the excess, if any, of the Target Working Capital over the Estimated Closing Working Capital;

(B)         deliver to Parent, for the benefit of the Sellers, copies of the Agility Business Transfer Agreements, duly executed, as appropriate, by the Buyer and its Designated Affiliates;

(C)         deliver to Parent a copy of the Transition Services Agreement, duly executed by the Buyer; and

(D)         deliver to Parent all documents, instruments or certificates required to be delivered by Parent or any Seller at or prior to the Closing pursuant to Section 7.1.

(b)          At the Closing, Parent will:

(A)         deliver, or cause the applicable Seller to deliver, to the Buyer and each of its appropriate Designated Affiliates, copies of the Agility Business Transfer Agreements, duly executed by the Sellers;

(B)         deliver to the Buyer a copy of the Transition Services Agreement, duly executed by PRN US; and

(C)         deliver to the Buyer all documents, instruments or certificates required to be delivered by Parent or any Seller at or prior to the Closing pursuant to Section 7.1.

Section 2.4           Purchase Price Adjustment.

(a)          No later than two Business Days prior to the Closing Date, Parent shall deliver to the Buyer a statement (the “Estimated Closing Statement”) which shall set forth:

(A)         Parent’s good faith estimate of the Closing Working Capital (such estimate, the “Estimated Closing Working Capital”); and

(B)         based on the amounts set forth in the Estimated Closing Statement, Parent’s calculation of the Closing Payment and the payment instructions therefor.

At the Buyer’s request, Parent (i) shall reasonably cooperate and assist, and shall use commercially reasonable efforts to cause the Sellers and their respective Representatives to reasonably cooperate and assist, the Buyer and its Representatives in the review of the Estimated Closing Statement, and (ii) shall provide the Buyer and its Representatives with any information reasonably requested by the Buyer in connection with its review of the Estimated Closing Statement; provided that any breach of the foregoing by Parent will not be taken into account for purposes of Section 7.1(b).

(b)          On or prior to the 60th day after the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to Parent an unaudited statement (the “Closing Working Capital Statement”), which shall set forth the Buyer’s good faith calculation of the Closing Working Capital. For illustrative purposes, an example, prepared by the Parties, of the elements of Closing Working Capital, as if the Closing Date were March 31, 2016, is attached as Schedule D hereto.

(c)          Upon receipt from the Buyer, Parent shall have 45 days to review the Closing Working Capital Statement (the “Working Capital Review Period”). At Parent’s request, until the final determination of the Final Closing Working Capital pursuant to Section 2.4(e), the Buyer (i) shall reasonably cooperate and assist, and shall cause its Representatives to reasonably cooperate and assist, Parent and its Representatives in the review of the Closing Working Capital Statement, and (ii) shall provide Parent and its Representatives with any information reasonably requested by Parent in connection with its review of the Closing Working Capital Statement. If Parent disagrees with the Buyer’s computation of the Closing Working Capital set forth in the Closing Working Capital Statement, Parent shall, on or prior to the last day of the Working Capital Review Period, deliver a written notice to the Buyer (the “Working Capital Notice of Objection”), which sets forth Parent’s objections to the Buyer’s calculation of the Closing Working Capital. Any Working Capital Notice of Objection shall specify those items or amounts with which Parent disagrees and shall set forth Parent’s calculation of the Closing Working Capital based upon such objections.

(d)          If Parent does not deliver a Working Capital Notice of Objection to the Buyer within the Working Capital Review Period, Parent shall be deemed to have accepted the Buyer’s calculation of the Closing Working Capital set forth in the Closing Working Capital Statement, and such calculation shall be final, conclusive and binding on the Parties. If Parent delivers a Working Capital Notice of Objection to the Buyer within the Working Capital Review Period, the Buyer and Parent shall, during the 30 days following such delivery or any mutually agreed upon extension thereof, use their good faith efforts to reach agreement on the disputed items and amounts in order to determine the amount of the disputed Closing Working Capital. If, at the end of such period or any mutually agreed upon extension thereof, the Buyer and Parent are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to Duff & Phelps or, if Duff & Phelps refuses or is unable to serve in such capacity, a nationally recognized independent accounting firm mutually acceptable to the Buyer and the Sellers (Duff & Phelps or such other firm, the “Independent Expert”). The Parties shall instruct the Independent Expert to review this Section 2.4, as well as the Closing Working Capital Statement and Working Capital Notice of Objection, and any other materials reasonably requested by the Independent Expert, promptly to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Closing Working Capital set forth in the Closing Working Capital Statement requires adjustment in accordance with the definitions and other provisions hereof. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Sellers, and not on an independent review. The Buyer and Parent shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than 45 days after its retention, the Independent Expert shall deliver to the Buyer and Parent a report that sets forth its resolution of the disputed items and amounts and its calculation of the Closing Working Capital; provided, however, that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The decision of the Independent Expert shall be final, conclusive and binding on the Parties. The costs and expenses of the Independent Expert shall be allocated between the Parties based upon the percentage that the portion of the aggregate contested amount not awarded to each Party bears to the aggregate amount actually contested by such Party, as determined by the Independent Expert. The Buyer and Parent agree to execute, if requested by the Independent Expert, a reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(e)          For purposes of this Agreement, “Final Closing Working Capital” means the Closing Working Capital (i) as shown in the Closing Working Capital Statement delivered by the Buyer to Parent pursuant to Section 2.4(b) if no Working Capital Notice of Objection with respect thereto is timely delivered by the Buyer to Parent pursuant to Section 2.4(d), or (ii) if a Working Capital Notice of Objection is so delivered, (A) as agreed by the Buyer and Parent pursuant to Section 2.4(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 2.4(e). Within three Business Days after the Final Closing Working Capital has been finally determined pursuant to this Section 2.4(e):

(A)         if the Final Closing Working Capital is less than the Estimated Closing Working Capital, Parent shall pay, or cause to be paid, to the Buyer or its designee an amount equal to (x) the Estimated Closing Working Capital minus (y) the Final Closing Working Capital; and

(B)         if the Final Closing Working Capital is greater than the Estimated Closing Working Capital, the Buyer shall pay to Parent or its designee an amount equal to (x) the Final Closing Working Capital minus (y) the Estimated Closing Working Capital.

Any payment required to be made pursuant to this Section 2.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the recipients of such payment, at least one Business Day prior to such transfer.

(f)          The amount of any payment to be made pursuant to this Section 2.4 shall bear interest from and including the Closing Date to, but excluding the date of, payment at a rate per annum equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition on the Closing Date. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

(g)          Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable Law.

Section 2.5           Allocation. The Buyer and Parent agree to allocate the Base Purchase Price between the Purchased Assets and the Assumed Liabilities, and among the various jurisdictions where the same may be located, in accordance with Section 2.5 of the Disclosure Schedule (the “Allocation”). The Allocation shall be adjusted, consistent with Section 2.5 of the Disclosure Schedule, to reflect any adjustment to the Base Purchase Price pursuant to Section 2.4 or Article IX or as otherwise provided under this Agreement. The Buyer and Parent shall report an allocation of the Purchase Price among the Purchased Assets and the Assumed Liabilities in a manner entirely consistent the Allocation and shall not take any position inconsistent with this Section 2.5 in the filing of any Tax Returns or in the course of any audit by any Governmental Entity, Tax review or Tax proceeding relating to any Tax Returns.

Section 2.6           Withholding. The Buyer shall be permitted to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of any such payment under applicable Law. Any amounts so deducted, withheld and paid to Governmental Entities shall be treated for all purposes of this Agreement as paid to Parent or its Affiliates, as applicable; provided, however, that before making any such deduction or withholding, the Buyer shall give Parent written notice at least five days or, if longer, three Business Days prior to the Closing Date of any anticipated withholding. The Buyer and Parent will reasonably cooperate in good faith (e.g., filing of exemption certificates) to reduce any amounts that otherwise would be deducted and withheld pursuant to this Section 2.6.

Section 2.7           Value-Added Tax.

(a)          All payments made pursuant to this Agreement shall be exclusive of any VAT (or any sales or gross receipts tax) chargeable thereon.

(b)          Without prejudice to the generality of Section 2.7(a), the Parties intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 (“Article 5”) shall apply to the sale of the Agility Business in the United Kingdom and agree to use commercially reasonable efforts to cause such sale to be treated as neither a supply of goods nor a supply of services pursuant to Article 5. If nevertheless any VAT is payable in respect of any Purchased Assets and HM Revenue & Customs (“HMRC”) has so determined in writing following disclosure of all relevant facts, then the Sellers shall promptly deliver to the Buyer a copy of such written determination and a valid VAT invoice in respect of the VAT payable, and the Buyer shall within three Business Days of the receipt of such VAT invoice pay to the Sellers, in addition to any other amount due or paid for the assets in question,  a sum equal to the amount of VAT so determined by HMRC to be chargeable.

Article III

REPRESENTATIONS AND WARRANTIES RELATING TO PARENT

Parent represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing, except as set forth in the disclosure schedules accompanying this Agreement (collectively, the “Disclosure Schedule”).

Section 3.1           Organization and Existence. Parent is duly organized, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority thereunder to own, lease and operate its properties and to carry on its business.

Section 3.2           Authority and Enforceability. Parent has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which Parent is a party, and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby by Parent, have been duly authorized by all necessary action on the part of Parent, and no other action is necessary on the part of Parent to authorize this Agreement or any Ancillary Agreement to which it is a party or the transactions contemplated hereby or thereby. This Agreement has been and upon execution by Parent of this Agreement and the Ancillary Agreements to which it is a party, this Agreement and such Ancillary Agreements will be, duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Buyer and any other party thereto, this Agreement and the Ancillary Agreements to which Parent is a party constitute a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 3.3           Noncontravention.

(a)          Neither the execution and delivery of this Agreement by Parent nor the execution and delivery of any Ancillary Agreement by Parent, nor the performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement, will, with or without the giving of notice or the lapse of time or both, (i) conflict with, result in a breach or violation of, or constitute a default under, accelerate the performance required by, or require notice to any Person under any term, conditions or provisions of the Organizational Documents of Parent, (ii) except as set forth on Section 3.3(a)(ii) of the Disclosure Schedule, conflict with, or violate any Law or Order applicable to Parent, (iii) except as set forth on Section 3.3(a)(iii) of the Disclosure Schedule, conflict with, result in a breach or violation of, or constitute a default under, accelerate the performance required by, terminate or accelerate, require notice to any Person, or give any third party the right to modify any obligation term, condition or provisions of any Contract or Permit to which Parent is a party or (iv) result in the creation of any Lien upon any properties, businesses or assets of Parent, except in the case of clauses (ii), (iii) and (iv) to the extent it would not be material to the Agility Business taken as a whole.

(b)          No Consent, Permit or Filing with, a Governmental Entity is required in connection with the execution, delivery and performance of this Agreement by Parent or the execution, delivery and performance of any Ancillary Agreement by Parent, or is required in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, other than (i) Consents, Permits and Filings set forth on Section 3.3(b) of the Disclosure Schedule, (ii) Consents, Permits and Filings that have been obtained or made by Parent prior to the date hereof and (iii) Consents, Permits and Filings the failure of which to obtain or make would not be material to the Agility Business taken as a whole.

Section 3.4           Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against or otherwise relating to Parent that (a) challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement, or (b) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under this Agreement or on Parent’s ability to perform its obligations under any of the transactions contemplated hereby.

Section 3.5           Brokers. Except as set forth on Section 3.5 of the Disclosure Schedule, Parent has no Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which the Buyer or any of its Affiliates would be liable.

Article IV

REPRESENTATIONS AND WARRANTIES RELATING
TO THE SELLERS

Parent represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing, except as set forth in the Disclosure Schedule.

Section 4.1           Organization and Existence. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has made available to the Buyer true, correct and complete copies of the Organizational Documents of the Sellers, including all amendments made thereto. None of the Sellers is in default under or in violation of any provision of its Organizational Documents.

Section 4.2           Authority and Enforceability. Each Seller has the requisite power and authority to own and operate the Purchased Assets, carry on its businesses, execute and deliver the Ancillary Agreements to which such Seller is a party, to perform its obligations thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution, delivery and performance of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Sellers have been duly authorized by all necessary action on the part of Sellers, and no other action is necessary on the part of Sellers to authorize and consummate the Ancillary Agreements or the transactions contemplated hereby or thereby. The Ancillary Agreements have been duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery by the Buyer and any other party thereto, the Ancillary Agreements constitute a legal, valid and binding obligation of Sellers, enforceable against the Sellers in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3           Noncontravention.

(a)          Except as set forth on Section 4.3(a) of the Disclosure Schedule, the consummation of the transactions contemplated by the Ancillary Agreements will not, with or without the giving of notice or the lapse of time or both, (i) conflict with, result in a breach or violation of, or constitute a default under, accelerate the performance required by, or require notice to any Person under any term, conditions or provisions of the Organizational Documents of any Seller, (ii) materially conflict with, or materially violate any Law or Order applicable to any Seller, (iii) conflict with, result in a breach or violation of, or constitute a default under, accelerate the performance required by, terminate or accelerate, require notice to any Person, or give any third party the right to modify any obligation term, condition or provisions of any Contract or Permit or (iv) result in the creation of any material Lien upon any material properties, businesses or assets of any Seller, except in the case of clause (iii) to the extent that any of the foregoing in clause (iii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          No Consent of, Permit of, or Filing with, any Governmental Entity is required to consummate the transactions contemplated hereby by any Seller, other than (i) Consents, Permits and Filings set forth on Section 4.3(b) of the Disclosure Schedule, (ii) Consents, Permits and Filings that have been obtained or made by UBM, Parent, any Seller prior to the date hereof and (iii) Consents, Permits and Filings the failure of which to obtain or make would not be material to the Agility Business taken as a whole.

Section 4.4           Agility Business. Except as set forth on Section 4.4 of the Disclosure Schedule, (A) the Purchased Assets and the assets, properties and services to be provided pursuant to, and subject to the terms and conditions of, the Transition Services Agreement, are sufficient for the continued conduct of the Agility Business after the Closing in substantially the same manner in all material respects as conducted in the one year prior to the date hereof and immediately prior to the Closing Date, and (B) the Sellers have good, valid and marketable title to, or in the case of leased or licensed property and assets, have the right to use pursuant to a valid and enforceable lease, license or similar contractual obligation, all of the Purchased Assets, whether real or personal, free and clear of all Liens (other than any Lien (i) that is a Permitted Lien, (ii) arising as a result of any action by the Buyer or any of its Affiliates, or (iii) for Taxes not yet due or delinquent or being contested in good faith). For the avoidance of doubt, the data feeds provided by Aktuell and MediaData are not necessary to operate the Agility Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.5           Absence of Certain Changes or Events. Parent has made available to the Buyer an unaudited pro forma statement of operations for the Agility Business for the fiscal year ending December 31, 2015 (the “2015 Statement”), and an unaudited pro forma statement of operations for the Agility Business for the three-month period ending March 31, 2016 (the “Q1 Statement” and together with the 2015 Statement, the “Statements”). Except as set forth on Section 4.5 of the Disclosure Schedule, the Statements present fairly, in all material respects, the results of operations of the Agility Business for each such relevant period. Except as set forth on Section 4.5 of the Disclosure Schedule, since December 14, 2015 (i) no Seller has taken any action with respect to the Agility Business that would not be permitted under Section 6.2 if such action were taken after the date hereof and (ii) the Agility Business has been conducted in accordance with the ordinary course of business consistent with past practices. Since December 14, 2015, there has not been any change or event with respect to the Agility Business that, individually or in the aggregate with other changes or events, has resulted in, or would be reasonably expected to result in, a Material Adverse Effect.

Section 4.6           Legal Proceedings. Except as disclosed on Section 4.6 of the Disclosure Schedule, for the past three years there are and have been no Legal Proceedings pending or, to the Knowledge of Parent, threatened against or otherwise with respect to the Agility Business that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or for which the Buyer or its Affiliates would have any material Liability following the Closing. Except as disclosed on Section 4.6 of the Disclosure Schedule, for the past three years, none of the Sellers is or has been subject to any Order of any Governmental Entity with respect to the Agility Business that (x) challenges or seeks to enjoin, alter or materially delay the transactions contemplated by this Agreement, or (y) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or for which the Buyer or its Affiliates would have any material Liability following the Closing.

Section 4.7           Compliance with Laws; Permits; Filings.

(a)          Except as set forth on Section 4.7(a) of the Disclosure Schedule, each Seller has been for the past three years and is in compliance, in all material respects, with all Laws and Orders applicable to the Agility Business. Except as set forth on Section 4.7(a) of the Disclosure Schedule, during the past three years, no Seller has received any written notice of or, to the Knowledge of the Sellers, been charged with any material violation of any Law or Order with respect to the Agility Business.

(b)          Section 4.7(b) of the Disclosure Schedule lists all Permits of all Governmental Entities that any Seller requires in order to own, lease, maintain, operate and conduct the Agility Business, as applicable, in each case, except for such Permits the failure to have would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The applicable Seller is and has for the past three years been in material compliance with the terms of all such Permits, and has not received any written notice of any material violation of any such Permits.

(c)          Except as set forth on Section 4.7(c)(i) of the Disclosure Schedule, during the three-year period prior to the date hereof to the Knowledge of Parent, the Sellers have complied with all material terms and conditions of each Government Contract Related to the Agility Business. During the past three years, no Governmental Entity has provided written notice to any Seller that any Seller (i) has materially breached or violated any Law, certification, or representation related to any Government Contract or Government Bid Related to the Agility Business; or (ii) is in material breach of any Government Contract Related to the Agility Business.  Except as set forth on Section 4.7(c) of the Disclosure Schedule, to the Knowledge of Parent, during the three-year period prior to the date hereof none of the Sellers has been debarred, suspended or excluded from participation in the award or performance of any Government Contract Related to the Agility Business nor has any debarment, suspension or exclusion investigation or audit with respect to the Agility Business, been threatened or initiated against any Seller. Except as set forth on Section 4.7(c) of the Disclosure Schedule, to the Knowledge of Parent, all representations, certifications and statements submitted by the Sellers to a Governmental Entity or any other Person in connection with any Government Contract Related to the Agility Business during the three-year period prior to the date hereof were accurate in all material respects as of their respective effective dates.

Section 4.8           Anticorruption; Sanctions and Export Control Laws.

(a)          None of the Sellers or any director, officer, employee or agent of any Seller, nor any other Person, acting on behalf of any Seller directly or indirectly, has, in the past three years: (i) used any funds to make, any unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to any Government Official or has violated any provision of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or the UK Bribery Act; (ii) discovered any potential or actual violation of the FCPA, the UK Bribery Act, or any other applicable anti-corruption Law; (iii) received any written communication from any Governmental Entity alleging that any Seller, or any director, officer, agent or employee acting on behalf of any Seller were in violation of the FCPA, the UK Bribery Act, or any other applicable anti-corruption Law; or (iv) not been in material compliance with the FCPA, the UK Bribery Act, or any other applicable anti-corruption Law, except, in the case of each of clauses (i)-(iv), where such violations, individually or in the aggregate, are not material to the Agility Business taken as a whole. None of the Sellers nor any of their respective officers, senior management, or employees have (i) used any funds Related to the Agility Business to offer or provide any kickback, bribe, or unlawful gift or gratuity, or (ii) to the Knowledge of Parent, made any unlawful expenditures Related to the Agility Business relating to political activity in or relating to their position as an officer, senior manager or employee of a Seller.

(b)          With respect to the Agility Business, none of the Sellers or any director, officer, employee or, to the Knowledge of Parent, any agent of any Seller, nor any other Person, in each case, acting on behalf of any Seller directly or indirectly, has, in the past three years: (i) engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or target of Sanctions, or with any Person in Cuba, Iran, Sudan, Syria, North Korea, or the Crimea region of Ukraine; or (ii) been in violation of Sanctions and Export Control Laws.

Section 4.9           Material Contracts.

(a)          Section 4.9(a) of the Disclosure Schedule sets forth a list of the following types of Contracts, Related to the Agility Business, that are included in the Purchased Assets and to which any Seller is a party or is otherwise bound:

(A)         each Contract with any Affiliate or any current or former officer, director or equityholder of any Seller;

(B)         any non-competition Contract or other Contract that purports to limit in any material respect the ability of any Seller, or that would reasonably be expected to limit Buyer or any Affiliates of the Buyer after the Closing (other than any restriction that would be applicable to the Buyer or any of its Affiliates based on attributes that are unique to the Buyer), from operating the Agility Business in any location, competing with any Person or soliciting or hiring any service providers;

(C)         any Contract with any Person listed in Section 4.10 of the Disclosure Schedule;

(D)         any Contract reasonably expected to result in future payments to or by any Seller (or, after the Closing, Buyer or its Affiliates), in excess of $25,000 with respect to the Agility Business per annum;

(E)         any Contract of insurance included in the Purchased Assets or otherwise Related to the Agility Business;

(F)         any Contract that constitutes an Assigned Contract (i) evidencing or relating to indebtedness or the making of any loans or similar indebtedness that constitutes an Assumed Liability with any Seller, (ii) under which any material Purchased Assets has become or may become encumbered by a Lien (other than by a Permitted Lien), or (iii) under which any Seller has guaranteed the obligations of any other Person, or under which any person has guaranteed the obligations of any Seller;

(G)         any Contract relating to the acquisition or disposition, directly or indirectly, by any Seller of any business or assets outside the ordinary course of business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise), solely to the extent any Seller (or Buyer or its Affiliates, after the Closing) is reasonably likely to have any continuing Liability thereunder;

(H)         Contracts providing for any indemnification provided by any Seller, other than indemnification provided in the ordinary course of business consistent with past practices pursuant to standard form contracts where such form has been made available to the Buyer, in each case, solely to the extent any Seller (or Buyer or its Affiliates, after the Closing) is reasonably likely to have any continuing Liability thereunder;

(I)         Contracts involving any swap, forward, commodity or currency exchange, hedge, or other derivative financial instrument based on any commodity, security, asset, rate or index;

(J)         other than pursuant to standard form contracts where such form has been made available to the Buyer, any employment-related or independent contractor Contracts Related to the Agility Business;

(K)         any Contract that obligates any Seller to make any capital investment or capital expenditure in excess of $100,000;

(L)         any Contract that contains a put, call or similar right pursuant to which any Seller could be required to purchase or sell, as applicable, any Equity Securities of any Person or assets, or otherwise relates to the rights of first refusal, rights of first offer, voting, transfer or other arrangements relating to such Equity Securities;

(M)         any collective bargaining agreement or other Contract with any trade union, works council or other labor organization other than any commercial contract entered into in the ordinary course of business;

(N)         any Contract for the lease of any real or material personal property by any Seller or pursuant to which any third party is permitted to hold or operate any real or material personal property;

(O)         Government Contracts that are currently active in performance and for which any Seller (or Buyer or its Affiliates, after the Closing) is reasonably expected to receive future payments;

(P)         any Contract relating to the assignment, licensing, development or escrow of any material Intellectual Property (including content, data and source code) from or by a third party to any Seller or involving the assignment or licensing of any Agility Business Intellectual Property by or to any Seller, in each case excluding (i) licenses or subscription agreements for commercially available, unmodified, off-the-shelf software with an aggregate annual cost of less than $50,000 or (ii) non-exclusive licenses granted by any Seller to any customers, end-users, resellers, or distributors in the ordinary course of business pursuant to standard form contracts where such form has been made available to the Buyer;

(Q)         settlements, conciliations or similar Contracts containing obligations yet to be performed or completed by either or both parties or restrictions on the operations of any Seller other than any non-material confidentiality, release or non-disparagement provisions or non-material settlements with customers entered into in the ordinary course of business; and

(R)         Contracts involving a sharing of profits or expenses, including any joint venture, partnership, strategic alliance, stockholders’ or similar agreements.

(b)          The Contracts of the type required to be set forth on Section 4.9(a) of the Disclosure Schedule (whether or not actually set forth thereon) are collectively referred to as the “Material Contracts”. No Seller or, to the Knowledge of Parent, any other party thereto, is in, or has received written notice of, any material violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Material Contract. A copy of each Material Contract has been made available to the Buyer. Each Material Contract is a valid and binding agreement of the relevant Seller, and is in full force and effect (except to the extent such Material Contract terminates or expires after the date hereof in accordance with its terms), and is enforceable against the relevant Seller, and, to the Knowledge of Parent, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, or (iii) for such failures to be valid and binding or in full force and effect that would not, individually or in the aggregate, be material to the Agility Business taken as a whole. To the Knowledge of Parent, no party to any Contract has notified Parent or any Seller or any of their Affiliates of such party’s desire to materially modify the terms of or to terminate such party’s relationship with Parent or any Seller or any of their Affiliates.

Section 4.10         Customers and Suppliers. Section 4.10(a) of the Disclosure Schedule sets forth for the year ended December 31, 2015, the names of and revenues with respect to the Agility Business generated by the 20 largest customers of the Agility Business, based on the aggregate value of goods and services ordered from the Sellers with respect to the Agility Business, by such customers during such period. Section 4.10(b) of the Disclosure Schedule sets forth for the year ended December 31, 2015 the names of the 20 largest suppliers of the Agility Business, based on the aggregate value of goods and services purchased by the Seller with respect to the Agility Business, from such suppliers during such period. No Seller has received any written notice, or, to the Knowledge of Parent, received any oral notice from any such customer or supplier to the effect that, and, to the Knowledge of Parent, no such customer or supplier is reasonably likely to stop, decrease the level of, or change the terms (whether related to payment, price or otherwise) with respect to, buying or selling products or services of the Agility Business from the Sellers (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise) other than with respect to the expiration of the term of any Contract to which any of the Sellers is a party.

Section 4.11         Real Property. No Seller owns any real property Related to the Agility Business, and none of the Purchased Assets constitutes a “United States Real Property Interest” as that term is defined in Section 897(c) of the Code and the U.S. Treasury Regulations promulgated thereunder. No Seller is a party to any agreement or option to purchase any real property or an interest in a “United States Real Property Interest” Related to the Agility Business. If any real property leases are included among the Assigned Contracts (if any, each an “Assigned Lease”), then with respect to each such Assigned Lease: (a) the lease is legal, valid, binding, enforceable, and in full force and effect; (b) no party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (c) no party to the lease has repudiated any provision thereof; (d) there are no disputes, oral agreements, or forbearance programs in effect as to the lease; (e) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; (f) all facilities leased thereunder have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof, and comply with and have been operated and maintained in accordance with all applicable Laws; and (g) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

Section 4.12         Employee Benefits.

(a)          To the Knowledge of Parent, Section 4.12(a) of the Disclosure Schedule includes a list of all material Benefit Plans that prior to the PRN Closing are maintained, sponsored or contributed or required to be contributed to by UBM or any of its Affiliates for the benefit of any Business Employee (each, a “Business Benefit Plan”). To the extent previously provided to Parent, Parent has made available to the Buyer true and complete copies of (i) each Business Benefit Plan, (ii) the most recent summary plan description for each Business Benefit Plan for which such a summary plan description is required, and (iii) the most recent favorable determination letters from the IRS with respect to each Business Benefit Plan intended to qualify under Section 401(a) of the Code.

(b)          Except as set forth on Section 4.12(b) of the Disclosure Schedule, to the Knowledge of Parent:

(A)         none of the Business Benefit Plans is a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA), or a plan or arrangement that provides for post termination or post-employment medical, life or other welfare benefits for any Person (other than those required by Section 4980B of the Code for which the covered Person pays the full cost of coverage);

(B)         each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a current favorable determination letter from the IRS and no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination or adversely affect the qualification of such Business Plan; and

(C)         each Business Benefit Plan has been maintained, funded and administered in compliance in all material respects with its terms and with all applicable Law, including, where applicable, ERISA and the Code, except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)          Except as set forth on Section 4.12(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will not give rise to Liability for severance or termination pay or any other payment, or accelerate the time of payment, vesting or funding, or increase the amount, of compensation or benefits due to any Business Employee.

(d)          Except as set forth on Section 4.12(d) of the Disclosure Schedule, all amounts that could be received, whether in cash or property or the vesting of property, by any present or former employee, director or officer or consultant of any Seller, as a result of the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, either alone or together with any other event, will be deductible under Section 280G of the Code and will not be subject to an excise tax under Section 4999 of the Code; and no Seller, has any indemnity obligation for any Taxes imposed or that could be imposed under Section 4999 or 409A of the Code.

Section 4.13         Labor and Employment Matters.

(a)          Set forth in Section 4.13(a) of the Disclosure Schedule is a true and complete list, as of the date hereof, of the names, titles or job classifications and salaries or rates of compensation of all Transferred Employees. Except as disclosed in Section 4.13(a) of the Disclosure Schedule, none of such Persons has an employment agreement or understanding, whether oral or written, with any Seller, which is not immediately terminable by such Seller at any time upon notice to the other party without cost or other Liability to the Seller (except as may be required by Law). Except as set forth in Section 4.13(a) of the Disclosure Schedule, as of the date hereof, no Transferred Employee of any Seller has advised such Seller in writing or, to the Knowledge of such Seller, orally, that he or she intends to terminate his or her employment. The Sellers have complied during the last three years in all material respects with all applicable Laws relating to the employment and labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other Taxes.

(b)          Except as set forth on Section 4.13(b) of the Disclosure Schedule, none of the Assigned Contracts will obligate Buyer to pay compensation (including salary and bonus opportunity) to any person, other than such Contracts that are terminable at will by the applicable Seller without penalty. True and complete copies of all such Contracts have been made available to the Buyer.

(c)          There are no pending or, to the Knowledge of Parent, threatened strikes, labor disputes, work stoppages, requests for representation, walkouts, lockouts, pickets, organized work slow-downs due to labor disagreements or any grievances, unfair labor practice charges, actions or arbitrations that involve the labor or employment relations of the Agility Business. Except as set forth on Section 4.13(c) of the Disclosure Schedule, there are no disputes involving any of the Business Employees, except for such disputes that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and there have been no such disputes within the past three years. Except as set forth on Section 4.13(c) of the Disclosure Schedule, none of the Sellers are party to any collective bargaining agreement or other Contract with any trade union, works council or other labor organization, in each case, with respect to the Agility Business. With respect to the transactions contemplated by this Agreement, all Sellers have or will satisfy all notice, bargaining, consultation, and consent obligations they have with respect to their employees and/or labor representatives Related to the Agility Business.

(d)          With respect to the Agility Business, no Seller (i) has any material Liability or obligations under any Law arising out of the misclassification of any person who provides service as an employee, consultant, independent contractor, or temporary employee, as applicable; or (ii) is delinquent in the payment of any wages, salary, bonuses, commissions, wage premiums and other compensation that has become due and payable to its employees or other service providers pursuant to any Law, Contract or employment policy.

(e)          To the Knowledge of Parent, each Hire Employee is authorized to work in each jurisdiction in which he or she performs services. With respect to the Agility Business, no Seller has, to the Knowledge of Parent, implemented any employee layoff, plant closing, reduction in force, or other employment termination programs within the past three years in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

Section 4.14         Environmental Matters. Except as would not reasonably be expected to result in a Material Adverse Effect or except as disclosed on Section 4.14 of the Disclosure Schedule, with respect to the Agility Business: (a) each Seller has for the past five (5) years been in compliance with all Environmental Laws; (b) there are no Legal Proceedings or Orders pending or, to the Knowledge of Parent, threatened against any Seller alleging a violation of or Liability under any Environmental Law; (c) each Seller holds and is and has for the past three years been in compliance with all Environmental Permits required for the operations of such Seller; and (d) no Seller has received any written notice of any violation of or Liability under any Environmental Law that has not been resolved.

Section 4.15         Taxes. Except as set forth on Section 4.15 of the Disclosure Schedule:

(a)          All material Tax Returns with respect to the Agility Business or the Purchased Assets required to have been filed have been filed in accordance with all applicable Laws, and each such Tax Return reflects the liability for material Taxes for the period reflected on such Tax Return. All such Tax Returns were true, correct and complete in all material respects and were prepared in compliance in all material respects with all applicable Laws and regulations. Each of the Sellers has paid in full all Taxes due and payable (whether or not shown on any Tax Return) with respect to the Agility Business or the Purchased Assets. No written claim has ever been made by a Taxing Authority in a jurisdiction where any of the Sellers does not file Tax Returns that any of the Sellers is or may be subject to taxation by that jurisdiction.

(b)          There is no audit currently in progress or, or to the Knowledge of Parent and Sellers, pending or threatened regarding any Taxes with respect to the Agility Business or the Purchased Assets. None of the Sellers or Parent has received written notice of any action, suit, proceeding, investigation, audit or claim with respect to any Tax of the Sellers, the Agility Business or the Purchased Assets. All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority with respect to Taxes, the Agility Business or the Purchased Assets have been fully paid and no deficiencies have been proposed or, to the Knowledge of the Sellers, threatened to be assessed against Parent or any Seller by any Taxing Authority. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax with respect to the Agility Business or the Purchased Assets, other than Permitted Liens and, to the Knowledge of Parent and Sellers, no Taxing Authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(c)          Each Seller has properly withheld or deducted all Taxes or other amounts they are required to have withheld or deducted in connection with amounts paid or owing by them to any Person with respect to the Agility Business or Purchased Assets, and have timely paid over or remitted the full amount of such Taxes or other amounts to the appropriate Taxing Authority in accordance with applicable Laws.

(d)          None of the Sellers have waived or have had waived on their behalf any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)          None of the Sellers is a party to or bound by any Tax allocation, Tax indemnity or Tax sharing agreement or similar agreement Related to the Agility Business or the Purchased Assets (other than an agreement entered into in the ordinary course of business and not primarily concerning Taxes).

(f)          None of the Sellers is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

Section 4.16         Intellectual Property.

(a)          Section 4.16(a) of the Disclosure Schedule identifies all material Agility Business Intellectual Property that is subject to an application or registration (as appropriate, by name or description, owner and, where applicable, registration or application number and jurisdiction).

(b)          The Sellers are the sole and exclusive legal and beneficial, and with respect to any registered Agility Business Intellectual Property, record, owner of all right, title and interest in and to the Agility Business Intellectual Property, in each case, free and clear of all Liens, except Permitted Liens and except to the extent the failure to so own any Agility Business Intellectual Property would not be material to the Agility Business. The Purchased Assets (including the Agility Business Intellectual Property and any Intellectual Property licenses, rights, and access granted or provided in the Contracts therein), together with the Intellectual Property licensed to the Buyer pursuant to any Ancillary Agreement, constitute all Intellectual Property used in or necessary to operate the Agility Business as currently conducted, except to the extent the failure to possess adequate rights in any such Intellectual Property would not be material. The Agility Business Intellectual Property is subsisting and valid and, to the Knowledge of Parent, enforceable. Following the Closing and except with respect to Intellectual Property licensed to the Buyer pursuant to any Ancillary Agreement, neither Parent nor any Seller nor any of their Affiliates will own any Intellectual Property used in or necessary for the operation of the Agility Business. This Section 4.16(b) is not intended to, and does not, constitute a representation of non-infringement of third party Intellectual Property rights.

(c)          No claims currently are pending or, to the Knowledge of Parent, threatened (i) challenging the ownership, enforceability, scope, validity, or use by any Seller of any Agility Business Intellectual Property or (ii) alleging that any Seller is infringing, misappropriating, or otherwise violating the Intellectual Property of any third party, except as would not reasonably be expected to result in a Material Adverse Effect.

(d)          (i) The conduct of the Agility Business by the Sellers as currently and formerly conducted does not infringe, misappropriate, or otherwise violate, and, in the past three years, has not infringed, misappropriated, or otherwise violated, any Intellectual Property owned by third parties, and (ii) no third party is infringing, misappropriating, or otherwise violating, and, in the past three years, no third party has infringed, misappropriated, or otherwise violated, any Agility Business Intellectual Property, in each case, except as would not be material to the Agility Business.

(e)          Each Seller has taken steps reasonable under the circumstances to protect the confidentiality of the trade secrets included in the Agility Business Intellectual Property and other confidential information. Sellers have entered into binding, written agreements with any employee of the Sellers, and with any independent contractor of the Sellers whose job responsibilities include the creation or development of material Intellectual Property on behalf of such Seller, whereby such employees and independent contractors (i) assign to the relevant Seller any ownership interest and right they may have in such Intellectual Property and (ii) acknowledge the relevant Seller’s exclusive ownership of such Business Intellectual Property.

(f)          No source code that is owned by any Seller and that constitutes Agility Business Intellectual Property has ever been (i) licensed, disclosed or otherwise made available to a third Person (other than under the terms of a written agreement requiring non-disclosure of such source code by such third Person), or (ii) released to any third Person due to obligations of any Seller under any source code escrow agreement or other agreement requiring the depositor release of source code of any software developed by or on behalf of any Seller for the benefit of any third Person.

(g)          Except as set forth on Section 4.16(g) of the Disclosure Schedule, the Company Systems (i) are reasonably sufficient for the immediate and currently anticipated future needs of the operation of the Agility Business, (ii) are in sufficiently good working condition to reasonably perform all necessary information technology operations and include a sufficient number of license seats for all software as necessary for the conduct of the Agility Business as currently conducted, and (iii) have not, in the past three years, experienced any failures, breakdowns, continued substandard performance, or other adverse events affecting any such Company System that have caused any material disruption of or interruption in or to the use of such Company Systems.

(h)          The Sellers: (i) are in compliance with all privacy and data protection Laws that are applicable to the operation of the Agility Business; (ii) are in compliance in all material respects with their own policies regarding privacy and data security; and (iii) have commercially reasonable security measures and policies in place to protect all personally identifiable and other confidential data stored, accessed or otherwise processed by them or on their behalf from unauthorized access, use, or disclosure except for instances of noncompliance or failure to have such measures or policies in place that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the Knowledge of Parent, in the past three years, except as set forth on Section 4.16(h) of the Disclosure Schedule, there has been no breach of the Company Systems or security of any personally identifiable or confidential data, including any unauthorized access to, acquisition of, disclosure of, or loss of the Company Systems such data, and no Seller has received any written notices or complaints from any Person with respect thereto. In the past three years, no Seller has been subject to any written or, to the Knowledge of the Sellers, other complaint, investigation, inquiry, or enforcement proceedings by any Governmental Entity or any Person regarding any offense or alleged offense under applicable Laws relating to data collection, use, privacy, protection, and security, and, to the Knowledge of Parent, no such investigation, inquiry, or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such complaint, investigation, inquiry, or proceedings.

Section 4.17         Affiliate Transactions.

(a)          Except as set forth on Section 4.9(a)(A) of the Disclosure Schedule or Section 4.17 of the Disclosure Schedule, no officer, director, equityholder or Affiliate of any Seller, Parent or any of its Affiliates is a party to any Contract or transaction that constitutes an Assigned Contract or, to the Knowledge of Parent, has any interest in the Purchased Assets.

(b)          Section 4.17(b) of the Disclosure Schedule sets forth a list of all guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar Contracts that constitute Assigned Contracts made in respect of the obligations of, or for the benefit of any obligee of, any Seller by Parent or any of its Affiliates (other than any Seller).

Section 4.18         Shared Contracts. Section 4.18 of the Disclosure Schedule sets forth a list of all customer Contracts, to which a Seller is a party, that are Related to the Agility Business in part, but not exclusively (in each case, a “Shared Contract”), with annual revenues with respect to the Agility Business of over $25,000.

Section 4.19         Brokers. Except as set forth on Section 4.19 of the Disclosure Schedule, no Seller has, and the Assumed Liabilities do not include, any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any of the transactions contemplated hereby for which Buyer or any of its Affiliates would be liable.

Section 4.20         Disclaimer of Warranties. EXCEPT AS SET FORTH IN ARTICLE III OR IN THIS ARTICLE IV, THE PURCHASED ASSETS ARE BEING SOLD ON AN “AS IS”, “WHERE IS” BASIS AS OF THE CLOSING AND IN THEIR CONDITION AS OF THE CLOSING, WITH “ALL FAULTS” AND, EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH ANY OF THE FOREGOING NONE OF PARENT OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) THE OPERATION OF THE AGILITY BUSINESS BY THE BUYER AFTER THE CLOSING OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE AGILITY BUSINESS AFTER THE CLOSING. OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF PARENT SET FORTH IN ARTICLE IX, THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN ANY ANCILLARY AGREEMENT OR WITH RESPECT TO ANY CERTIFICATE DELIVERED BY PARENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT, NONE OF PARENT OR ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE BUYER, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE BUYER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

Article V

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUYER

The Buyer represents and warrants to Parent that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing, except as set forth in the Disclosure Schedule.

Section 5.1           Organization and Existence. Each entity comprising the Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed.

Section 5.2           Authority and Enforceability. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly authorized by all necessary action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon execution by the Buyer of the Ancillary Agreements to which it is a party, such Ancillary Agreements will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and such Ancillary Agreements will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally, and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 5.3           Noncontravention.

(a)          Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Buyer, nor the consummation of the transactions contemplated by this Agreement or by any Ancillary Agreement, will, with or without the giving of notice or the lapse of time or both, (i) conflict with, result in a breach or violation of, or constitute a default under, accelerate the performance required by, or require notice to any Person under any term, conditions or provisions of the Organizational Documents of the Buyer, (ii) violate any Law or Order applicable to the Buyer, or (iii) conflict with, result in a breach or violation of, or constitute a default under, accelerate the performance required by, terminate or accelerate, require notice to any Person, or give any third party the right to modify any obligation term, condition or provisions of any Contract or Permit to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations hereunder or under any Ancillary Agreement to which it is a party.

(b)          No Consent, Permit, or Filing is required in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement to which it is a party by the Buyer or is required in connection with the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, other than (i) Consent, Permits and Filings that have been obtained or made by the Buyer prior to the date hereof, and (ii) Consent, Permits and Filings the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder or under any Ancillary Agreement to which it is a party.

Section 5.4           Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened against or otherwise relating to the Buyer that (a) challenge or seek to enjoin, alter or materially delay the transactions contemplated by this Agreement or by any Ancillary Agreement, or (b) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder or thereunder.

Section 5.5           Taxes. MMUK(a) is, and will be at the Closing, registered for VAT purposes, or it has applied for registration for VAT purposes and requested an effective date on or before the Closing; and (b) will, on and immediately after the Closing, use the Purchased Assets to carry on the same kind of business (whether or not as part of any existing business of the Buyer) as that carried on by the Sellers before the Closing in relation to the Purchased Assets. Paragraph (2B) of Article 5 does not apply to the Buyer.

Section 5.6           Financial Capacity. The Buyer (a) has and will have at the Closing sufficient cash on hand or other sources of immediately available funds to enable it to pay the Purchase Price and any expenses incurred by the Buyer in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; (b) has and will have at the Closing the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Ancillary Agreements; and (c) has not and will not at the Closing have incurred any obligation, commitment, restriction or Liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations hereunder and under the Ancillary Agreements.

Section 5.7           Independent Investigation. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated hereby. The Buyer has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the Agility Business, the Purchased Assets and the Assumed Liabilities. In entering into this Agreement, the Buyer has relied solely upon its own review and analysis and the specific representations and warranties of Parent expressly set forth in this Agreement, the Ancillary Agreements and any certificate delivered pursuant to the foregoing and not on any representations, warranties, statements or omissions by any Person other than Parent, or by Parent other than those specific representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and any certificate delivered pursuant to the foregoing. The Buyer acknowledges that, except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and any certificate delivered pursuant to the foregoing, none of Parent, its Affiliates or any of their respective directors, officers, employees, stockholders, agents or other Representatives has made or makes, and the Buyer has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to the Buyer, any of its Affiliates or any of its or their respective directors, officers, employees, stockholders, agents or other Representatives or lenders, and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Agility Business delivered or made available to the Buyer, any of its Affiliates or any of its or their respective directors, officers, employees, stockholders, agents or other Representatives or lenders. The Buyer confirms that Parent has made available to the Buyer and the Buyer’s representatives the opportunity to ask questions of the personnel of Parent and the Sellers, as well as access to the offices, properties and books and records of the Agility Business.

Section 5.8           Brokers. Neither the Buyer nor any of its Affiliates has any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Parent or any of its Affiliates would be liable.

Article VI

COVENANTS

Section 6.1           Access to Information.

(a)          During the Interim Period, Parent shall use its commercially reasonable efforts to cause to be provided to the Buyer and its Representatives access to the premises, properties, senior executives, employees and officers and the records and books of account and information Related to the Agility Business and the Sellers’ material operations Related to the Agility Business, in each case, as reasonably requested by the Buyer or its Representatives and to the extent such information is readily available to the Sellers or could be readily obtained without any material interference with the business or the operations of Parent’s, UBM’s or any Seller’s business or the operations Related to the Agility Business, in each case, other than provision of access to such documents or information (x) that, as determined in good faith (after consultation with counsel) either Parent or UBM believes it or any Seller is prohibited from providing to the Buyer by reason of applicable Law or (y) that constitutes a waiver of, or allows access to, information protected by attorney/client privilege; provided, however, that (A) Parent shall use its commercially reasonable efforts to cause the sharing of any portion of information protected from disclosure pursuant to clause (x) or (y) of this Section 6.1 in a manner so as to preserve any applicable privilege or compliance with the Law and (B) Parent will, to extent not prohibited by Law, use commercially reasonable efforts to cause the provision of notice to the Buyer of such information being withheld and the reason therefor; provided, further, that such access (1) shall be conducted at the Buyer’s expense, as applicable, during normal business hours and under the supervision of the personnel of Parent, UBM and the applicable Seller, (2) does not materially disrupt the normal operations of Parent, UBM or any Seller and (3) shall comply with all applicable Laws, including those regarding the exchange of competitively sensitive information. Notwithstanding anything contained herein, the Buyer shall not be permitted during the Interim Period to contact any vendors, employees, customers or suppliers of UBM, any Seller, or any Governmental Entities (except (i) in connection with applications for Permits or Filings required to be made prior to the Closing under this Agreement and, in such case, only in accordance with the terms of this Agreement and (ii) such contacts made in the ordinary course of business and not related to the transactions contemplated by this Agreement) regarding the operations of UBM or any Seller, without receiving prior written consent from Parent, such consent not to be unreasonably delayed, conditioned or withheld. Prior to receiving any access to the premises, properties, senior executives, employees and officers and the records and books of account and information of UBM or any of its Affiliates (other than the Sellers), the Buyer shall be required to enter into a confidentiality agreement, in form and substance substantially similar to the Non-Disclosure Agreement, pursuant to which the Buyer agrees to keep, and cause its Representatives to keep, confidential any information, regarding UBM or any of its Affiliates (other than the Sellers), that it receives pursuant to Sections 6.1(a) or (b).

(b)          At or promptly following the Closing, Parent shall deliver or cause to be delivered to Buyer all books, records, Tax Returns (redacted, in the case of any Tax Return of an affiliated, combined, consolidated, unitary or similar group that includes, or of a partnership or other pass through or tax transparent entity the partners, members or other economic owners of which include, a Seller and Parent, to remove information as to Parent or any of its Affiliates that is not a Seller) and documents Related to the Agility Business. Following the Closing, Parent and each Seller shall be entitled to retain copies (at Parent’s sole cost and expense) of all such books and records; provided, however, that all such books and records shall be and remain subject to the confidentiality obligations set forth in Section 6.3(c).

Section 6.2           Conduct of Business. During the Interim Period except as prohibited pursuant to this Section 6.2, Parent shall use its commercially reasonable efforts to cause (i) the Agility Business to be conducted in the ordinary course of business consistent with past practices, and (ii) subject to the requirements of this Agreement, the Sellers to (A) preserve, maintain and protect the material tangible and intangible assets Related to the Agility Business (and in any event, all Purchased Assets), and (B) comply with applicable Laws Related to the Agility Business in all material respects. Without limiting the foregoing, during the applicable periods described in the immediately preceding sentences, except as otherwise expressly contemplated hereby or as set forth on Section 6.2 of the Disclosure Schedule, or as consented to by the Buyer in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Parent shall use its commercially reasonable efforts to cause each Seller to not, with respect to the Agility Business:

(a)          sell, transfer, license, abandon, permit to lapse or expire or dispose of any Purchased Asset, other than (i) sales, transfers, non-exclusive licenses or dispositions of inventory in the ordinary course of business consistent with past practices, (ii) sales, transfers, abandonment, lapse, expiration or dispositions of obsolete assets, (iii) sales, transfers or dispositions in connection with the normal repair and/or replacement of assets or properties, (iv) sales or dispositions in accordance with the terms of any Material Contract in existence on the date hereof;

(b)          directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all or a material portion of the assets of, any other Person;

(c)          liquidate, dissolve, reorganize, restructure or otherwise wind up their business or operations, or adopt a plan or otherwise agree to do the same;

(d)          engage in any material new line of business;

(e)          compromise, settle or agree to settle any claims (i) involving amounts in excess of $250,000 in the aggregate, (ii) with or by any Governmental Entity, (iii) that would impose any material obligations on any Seller, as applicable, or (iv) that would reasonably be expected to impose any Liability on the Buyer or any of its Affiliates following the Closing;

(f)          enter into any Contract with or agree to incur any Liability pursuant to any Contract with any Affiliate of Parent or any Seller;

(g)          change any Tax or accounting methods inconsistent with past practice, except as required by a change in GAAP or applicable Law, make, revoke or amend any material Tax election, or enter into any closing agreement or settlement in respect of Taxes, if such action described in this clause (h) would reasonably be expected to adversely affect the Buyer, with respect to the Agility Business, after the Closing;

(h)          make, grant or announce any increase in the compensation, including employee benefits, bonus, salary, severance or similar payment, that any Seller is obligated to pay to any Hire Employee except (i) in the rate of compensation payable to any person pursuant to an annual adjustment made in the ordinary course of business consistent with past practice that does not exceed the applicable percentages with respect to any such person set forth in Section 6.2(h) of the Disclosure Schedule, or (ii) any increases required pursuant to any existing Contracts or Benefit Plans in effect on, and made available to Buyer prior to the date hereof;

(i)          hire or terminate, other than for cause or sustained poor performance, the employment of any Business Employee;

(j)          enter into any new Contract Related to the Agility Business other than, in the ordinary course of business consistent with past practices or to carry out the terms of this Agreement; provided, that this Section 6.2(j) shall not restrict Parent or any Seller from taking any action to the extent that such restriction would violate any applicable Law;

(k)          amend, terminate or waive any material term under any Material Contract (other than any Material Contract the counterparty to which is set forth on Section 6.2(k) of the Disclosure Schedule), other than, in the ordinary course of business consistent with past practices or unless the counterparty is in default under the applicable Material Contract and such termination is permitted or to carry out the terms of this Agreement; and

(l)          agree, authorize or commit to do any of the foregoing.

Section 6.3           Restrictive Covenants.

(a)          Customer Non-Solicit. Parent shall not, and shall cause the Sellers and their respective controlled Affiliates to not, commencing at the PRN Closing, in the Restricted Territory, for a period of 18 months following the Closing Date, directly solicit any Person that was a customer or Active Prospect of the Agility Business as of the date of this Agreement to offer or provide services that are the same or substantially similar to (including, without limitation, when bundled with other services) the Agility Business as of the date of this Agreement to any such Person; provided, however, that Parent and the Sellers shall not be restricted from (i) engaging in ordinary course marketing and advertising, consistent with past practice and not specifically targeted at customers of the Agility Business as of the date hereof and (ii) responding to unsolicited inquiries or to any inquiry in response to ordinary course marketing and advertising activity. For the avoidance of doubt, the Buyer is permitted to carry on the Agility Business on a worldwide basis following the Closing and may compete for any customers of the Agility Business.

(b)          Employee Non-Solicit. Parent shall not, and shall cause the Sellers and their respective controlled Affiliates to not, commencing on the Closing Date and continuing for a period of 18 months following the Closing Date, solicit, entice or induce any Business Employee to not accept any offer of employment made by the Buyer or its Affiliate, to leave the employment of the Buyer or its Affiliate, or to provide services to any Person other than the Buyer and its Affiliates (or Parent or its Affiliates as expressly set forth in the Transition Services Agreement); provided, however, that advertisements by way of newspapers, magazines, trade publications, internet or other general media or executive search not specifically directed at any such Person shall not constitute the basis for a violation of the solicitation covenants of this Section 6.3(b).

(c)          Confidentiality. For a period of three years following the Closing, Parent shall, shall cause Sellers and its other controlled Affiliates to, and shall use its reasonable best efforts to cause its or their respective Representatives to, hold in confidence and not disclose any confidential, non-public information in their possession concerning the Buyer or the Agility Business, whether written or oral (collectively, “Confidential Information”); provided that Confidential Information shall not include any information that (i) is generally available to the public other than as a result of a breach by Parent, any of its Affiliates or their respective Representatives of this Section 6.3(c) or (ii) is lawfully acquired by Parent, any of its controlled Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. Notwithstanding anything to the contrary in this Section 6.3(c), none of Parent or any of its controlled Affiliates or their respective Representatives is restricted from disclosing any information (A) that is required to be disclosed pursuant to any judicial or administrative process or by other requirements of Law; provided that, prior to such disclosure, Parent shall provide reasonable advance notice to the Buyer in writing (to the extent legally permissible and practicable) and shall disclose only that portion of such information which Parent is advised by its counsel in writing is legally required to be disclosed, (B) to the extent necessary to enforce Parent’s rights under this Agreement or otherwise in connection with a proceeding arising pursuant hereto to which the Parent or any of its controlled Affiliates is a party, (C) that may be disclosed pursuant to Section 6.4, provided that such disclosure is made in accordance with such Section, (D) to Parent’s Representatives on a confidential basis, (E) to the DOJ or Competition and Market Authority, or (F) contained in the Sellers’ financial statements and tax reports that relates to the Agility Business prior to the Closing. Parent shall be liable for any breach, contravention or failure to adhere to the terms of this Section 6.3(c) by any of its controlled Affiliates or Representatives.

(d)          Modification of Covenant. Parent acknowledges that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. The Parties recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.3. If at the time of enforcement of any provision of this Section 6.3 a court of competent jurisdiction holds that the restrictions set forth herein are unreasonable under circumstances then existing, the Parties agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Law.

Section 6.4           Publicity.

(a)          The Parties shall reasonably cooperate to prepare and make a public announcement and create and implement a communications plan regarding the transactions contemplated hereby promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the other Parties and UBM (in each case, not to be unreasonably withheld), except: (i) if such announcement or other communication is required by applicable Law, Order or the listing requirements of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, Order or listing requirements, first allow the other Party and UBM to review such announcement or communication and the opportunity to comment thereon; (ii) to the extent consistent with the communications plan mutually agreed upon by the Parties and UBM; and (iii) communications to Governmental Entities in connection with Filings or Permits relating to the transactions contemplated hereby.

(b)          Subject to Section 6.12, nothing in this Section 6.4 shall restrict Parent, Buyer or any of their respective Affiliates from complying with any associated listing or legal requirement.

Section 6.5           Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however that: (a) the Buyer shall pay 100% of all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, (b) Parent shall pay 100% of all Agility Company Expenses unless taken into account in calculating the Closing Working Capital and (c) the Parent shall pay 100% of all costs and expenses incurred in connection with the termination or severance of any Business Employee that fails to accept Buyer’s offer of employment under Section 6.11.

Section 6.6           Filings and Consents.

(a)          Subject to the terms and conditions of this Agreement, including Section 6.17, each of the Buyer and Parent shall, and Parent shall use commercially reasonable efforts to cause the Sellers to, and the Buyer shall use its commercially reasonable efforts to cause its applicable Affiliates to, cooperate with each other and use their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to this Agreement, including cooperating with the United States Department of Justice and any other Governmental Entity in their evaluation of the transactions contemplated by this Agreement and in connection with the transactions contemplated by the PRN PSA, and, subject to the conditions set forth in Section 7.1, Section 7.2 and Section 7.3, to consummate the transactions contemplated hereby as soon as practicable (provided that no Party shall be required to waive any such conditions).

(b)          Without limiting the generality of the foregoing clause (a), each of the Buyer and Parent shall, and Parent shall use commercially reasonable efforts to cause the Sellers to, and the Buyer shall use its commercially reasonable efforts to cause its applicable Affiliates to, promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Orders and Filings with, any Governmental Entity required to be obtained or made by it for the consummation of the transactions contemplated hereby as promptly as practicable. Each of the Buyer and Parent shall, and shall cause their respective Affiliates to, cooperate with and promptly furnish information to the other Party and to UBM necessary in connection with any requirements imposed upon such other Party or UBM in connection with the consummation of the transactions contemplated hereby or by the PRN PSA. Each Party shall furnish to each other’s counsel and to UBM’s counsel such necessary information and reasonable assistance as the other Party or UBM, as applicable, may request in connection with its preparation of any Filing or submission that is necessary under or provided voluntarily pursuant to the HSR Act and any Other Antitrust Laws.

(c)          Each of the Buyer and Parent shall, and cause their respective Affiliates to, keep the other and UBM apprised of the status of any communications with, and any inquiries or requests for additional information from, the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and other Governmental Entities in connection with the transactions contemplated by this Agreement and shall comply promptly with any such inquiry or request.

(d)          During the period from the date hereof and continuing until the earlier of: (i) the termination of this Agreement and (ii) the consummation of the Closing, except with the consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), the Buyer and its Affiliates shall not do anything, including entering into any transaction, that would reasonably be expected to prevent or delay any filings or approvals required under any applicable antitrust laws or the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby or by the PRN PSA.

Section 6.7           Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid 100% by the Buyer.  Parent, the Sellers and the Buyer shall cooperate in timely making all Filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Laws and as may be available to reduce or eliminate such Transfer Taxes.

Section 6.8           Tax Matters. Except as provided in Section 6.8 relating to Transfer Taxes:

(a)          Any Tax refund, credit or similar offset of Taxes received by or credited to the Buyer or the Sellers that relates to any Taxes paid with respect to any Pre-Closing Tax Period or the portion of any Straddle Tax Period ending on the Closing Date shall be for the account of the applicable Seller, and the Buyer shall pay over to the applicable Seller any such amounts within 5 days after the receipt of such Tax refund, credit or similar offset.  The Buyer shall file for, or cause to be filed for, and use its reasonable best efforts to obtain the receipt of, any Tax refund or credit to which a Seller could be entitled under this Section 6.8(a) provided, however, that Buyer shall permit Parent or Sellers, as applicable, to reasonably participate, at its own expense, in any such refund or credit claim, including if so requested by Parent by permitting Parent or Sellers to control the prosecution and content of any such refund or credit claim, including by being given the opportunity to review any correspondence from any Taxing Authority, by being given the opportunity to review and comment on any submissions and to have any such comments taken into account in good faith and by being given the opportunity to attend any in-person or telephonic meetings or discussions with any Taxing Authority.

(b)          During the six-year period following the Closing:

(A)         Parent shall, and shall cause each Seller to, grant to the Buyer (or its designees) access at all reasonable times to all of the information, books and records Related to the Agility Business and the Purchased Assets within the possession of Parent or such Seller (including workpapers and correspondence with Taxing Authorities), and shall afford the Buyer (or its designees) the right (at the Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund Tax Actions and to conduct negotiations with Taxing Authorities, in each case, to the extent such information, books and records are readily available or could be readily obtained without any material interference with the business or the operations of Parent’s or any Seller’s business, other than information (x) that, as determined in good faith after consultation with counsel Parent is prohibited from providing to the Buyer by reason of applicable Law or (y) that constitutes a waiver of any attorney/client privilege; provided, however, that the access provided pursuant to this Section 6.8(b)(A): (x) shall be conducted at the Buyer’s expense, during normal business hours and under the supervision of the personnel of Parent or the applicable Seller, (y) does not disrupt the normal operations of Parent or any Seller and (z) shall comply with all applicable Laws, including those regarding the exchange of competitively sensitive information; and

(B)         the Buyer shall grant to Parent and UBM (or their respective designees) access at all reasonable times to all of the information, books and records Related to the Agility Business and the Purchased Assets within the possession of the Buyer (including workpapers and correspondence with Taxing Authorities) and to the employees of such entities, and shall afford Parent and UBM (or their respective designees) the right (at Parent’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Sellers (or their designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund Tax Actions and to conduct negotiations with Taxing Authorities, in each case, to the extent such information, books and records are readily available or could be readily obtained without any material interference with the business or the operations of the Buyer or UBM, as applicable and is related to Pre-Closing Tax Periods or Straddle Tax Periods, other than information (i) that the Buyer or UBM, as applicable, believes in good faith it is prohibited from providing to Parent by reason of applicable Law, (ii) that constitutes or allows access to information protected by attorney/client privilege, or (iii) that the Buyer or UBM, as applicable, is required to keep confidential or to prevent access to by reason of any Contract with a third party; provided, however, that the access provided pursuant to this Section 6.8(b)(B): (x) shall be conducted at Parent’s expense, during normal business hours and under the supervision of the personnel of the Buyer or UBM, as applicable, (y) does not disrupt the normal operations of the Buyer or UBM, as applicable, and (z) shall comply with all applicable Laws, including those regarding the exchange of competitively sensitive information.

(c)          During the six-year period following the Closing Parent shall, and shall cause each Seller to, and the Buyer shall, preserve all information, records or documents in their respective possessions Related to liabilities for Taxes of the Agility Business and the Purchased Assets until one month after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

(d)          All property taxes and assessments on the Purchased Assets for any Straddle Tax Period shall be prorated between Buyer, on the one hand, and Sellers, on the other hand, as of the close of business on the Closing Date based on the best information then available, with (a) Sellers being liable for such Taxes attributable to any portion of a Straddle Tax Period ending on or prior to the Closing Date and (b) Buyer being liable for such Taxes attributable to any portion of a Straddle Tax Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of property taxes due with respect to the Straddle Tax Period will be taken into account and any change in the amount of such taxes shall be prorated between Buyer and Sellers. All prorations under this Section 6.8(d) shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to Sellers based upon the number of days in the Straddle Tax Period on or prior to the Closing Date and items related to the portion of a Straddle Tax Period beginning after the Closing Date shall be allocated to Buyer based upon the number of days in the Straddle Tax Period after the Closing Date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated on or prior to the Closing Date, be calculated and paid as soon as practicable thereafter.

(e)          The Parties confirm that the Sellers and the Buyer do not intend to make a joint application for the Buyer to be registered for VAT under the VAT registration number of any of the Sellers, under regulation 6(1)(d) of the VAT Regulations 1995.

(f)          Parent shall, and shall cause the Sellers to:

(A)         retain and preserve the records referred to in Section 49 VATA 1994 in the United Kingdom for such period as may be required by law;

(B)         provide the Buyer, within such time and in such form as the Buyer may reasonably require, such information contained in the records as the Buyer may reasonably specify;

(C)         provide the Buyer, within such time and in such form as the Buyer may reasonable require, such copies of documents forming part of the records as the Buyer may reasonable specify; and

(D)         make the records available for the Buyer’s inspection as such time and place as the Buyer may reasonably require.

Section 6.9           Further Actions.

(a)          Subject to the terms and conditions of this Agreement, including Section 6.17, the Buyer and Parent agree to use its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Nothing contained in this Section 6.9 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent or any Seller to provide any administrative support following the Closing with respect to filing any statutory accounts or similar matters Related to the Agility Business.

(b)          Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a Party’s request and without further consideration, the other Parties shall execute and deliver to such requesting Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information, and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

(c)          Subject to the terms of the Transition Services Agreement: (i) all cash and other remittances, mail and other communications Related to the operation of the Agility Business following the Closing received by Parent or any Affiliate thereof shall be promptly turned over to the Buyer by Parent or such Affiliate; and (ii) if not included among the Purchased Assets, all cash and other remittances, mail and other communications Related to the operation of the Agility Business on or prior to the Closing received by Buyer or any Affiliate thereof shall be promptly turned over to Parent by the Buyer.

(d)          For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, with respect to its efforts to cause the Sellers, UBM or any other entity not controlled by Parent, to take any action, Parent shall have no obligation to make any payments in the aggregate in excess of $10,000, amend any Contract or other agreement or incur any Liabilities in the aggregate in excess of $10,000 not expressly set forth in this Agreement.

Section 6.10         Post-Closing Delivery. Following the Closing, Parent will deliver, or cause the applicable Seller to promptly deliver, physical possession or control over those Purchased Assets to the extent required by and in the manner described in the Agility Business Transfer Agreements.

Section 6.11         Employee Matters.

(a)          Effective as of the Closing Date, Parent shall terminate or use its commercially reasonable efforts to cause the Sellers to terminate the employment of all of the Active Employees listed on the attached Section 6.11(a)(1)(A) of the Disclosure Schedule who are not TUPE Employees (the “Closing Hire Employees”), and effective as of the date that is ninety (90) days following the Closing Date (the “Transition Date”), Parent shall terminate or use its commercially reasonable efforts to cause the Sellers to terminate the employment of all of the Active Employees listed on the attached Section 6.11(a)(1)(B) of the Disclosure Schedule who are not TUPE Employees (the “Transition Hire Employees” and, together with the Closing Hire Employees, the “Hire Employees”). The Buyer shall offer employment to all Closing Hire Employees effective as of the Closing Date and to all Transition Hire Employees effective as of the Transition Date.  All of the Non-Active Employees listed on Section 6.11(a)(2) of the Disclosure Schedule who are not TUPE Employees shall be offered employment by the Buyer if they return to active work within 180 days of the Closing Date or such later time as required under any applicable Law, in each case. Such list also identifies separately those UK employees whose employment will transfer automatically to the Buyer by operation of TUPE (the “TUPE Employees”). To the extent that the employment of a TUPE Employee does not transfer automatically by operation of law to the Buyer for any reason, such individual shall be deemed to be a Closing Hire Employee who is not a TUPE Employee, except for the purposes of Section 6.11(g)(v) below. Each Hire Employee who accepts employment with the Buyer as of the Closing Date or the Transition Date, as applicable, and each Non-Active Employee who is not a TUPE Employee who returns to work and accepts employment with the Buyer on a later date in accordance with this section shall be referred to herein as a “Transferred Employee”. During the Continuation Period (or, if earlier, until the termination of employment of the relevant Transferred Employee), the Buyer shall provide, or cause to be provided, to each Transferred Employee (i) base salary, non-equity based bonus, severance and other incentive compensation opportunities that are no less favorable, in the aggregate, to those provided to such Transferred Employee immediately prior to the PRN Closing and (ii) employee benefits (which, for the avoidance of doubt, shall not include any equity-based benefits) that are either, in Buyer’s sole discretion, comparable, in the aggregate, to those provided to such Transferred Employee immediately prior to the PRN Closing or the same as those provided to the Buyer’s existing employees in the United States. Notwithstanding anything to the contrary contained herein, the Buyer shall pay, in the manner and at the time paid in past practice, all bonuses payable to Transferred Employees and TUPE Employees for services performed on or prior to the Closing Date to the extent accrued as a Current Liability on the Closing Working Capital Statement. Notwithstanding the foregoing in this Section 6.11 or any other provision of this Agreement, with respect to any United States Business Employee who is receiving or has satisfied the conditions to receive short-term or long-term disability or workers’ compensation benefits as of the date hereof, each of whom is identified on Section 6.11 of the Disclosure Schedule (each, an “STD Employee”), if such STD Employee returns to active service within six months following the Closing Date or at such other later time as required by applicable Law, the Buyer shall make an offer of employment to such STD Employee that satisfies the conditions of this Section 6.11, and if such STD Employee accepts such offer of employment, such STD Employee shall be a Transferred Employee for all purposes of this Agreement. The Buyer shall reimburse the Sellers for the cost of short-term disability and workers’ compensation coverage provided to the STD Employees and all out-of-pocket employment termination costs, if any, incurred by the Sellers or any of their Affiliates with respect to any STD Employee.

(b)          For purposes of vesting, eligibility to participate and level of benefits under the Benefit Plans of the Buyer or its Affiliates (as applicable) providing benefits to Transferred Employees and TUPE Employees during the Continuation Period (other than equity-based plans or arrangements) (the “New Plans”), each Transferred Employee in such plans shall be credited with his or her years of service with UBM and its Affiliates before the PRN Closing or the Transition Date, as applicable, to the same extent as such Transferred Employee was entitled, before the PRN Closing or the Transition Date, as applicable, to credit for such service under any similar Benefit Plan in which such Transferred Employee participated or was eligible to participate prior to the PRN Closing or the Transition Date, as applicable; provided, for the avoidance of any doubt, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Transferred Employee shall be immediately eligible to participate, without any wait time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Benefit Plan in which such Transferred Employee participated before the PRN Closing or the Transition Date, as applicable (such plans, collectively, the “Old Plans”) and, with respect to any such Benefit Plan, is not available to the Transferred Employee during the Continuation Period; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision insurance benefits to any Transferred Employee in the plan year in which the Closing occurs (collectively, the “New Welfare Plans”): (x) the Buyer shall cause all pre-existing conditions, exclusions and actively-at-work requirements of such New Welfare Plan to be waived for such Transferred Employee and his or her covered dependents (to the extent such conditions, exclusions and requirements were waived or satisfied as of immediately prior to the Closing or the Transition Date, as applicable, under comparable Old Plans in which such Transferred Employee participated prior to the PRN Closing or the Transition Date, as applicable); and (y) for purposes of each New Plan providing medical, dental, pharmaceutical, or vision benefits to any Transferred Employee, the Buyer shall use commercially reasonable efforts to cause any eligible expenses incurred by each Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Transferred Employee’s participation in the corresponding New Welfare Plan begins to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan.

(c)          As of the Closing Date or the Transition Date, as applicable, the Buyer shall permit each Transferred Employee to elect a distribution of his or her account balance in the 401(k) plan maintained by UBM or its Affiliates prior to the PRN Closing in which such Transferred Employee participates and also to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of his or her account balances from the UBM 401(k) Plan to a 401(k) plan maintained and designated by the Buyer or its Affiliates (the “Buyer 401(k) Plan”), including the ability to roll over any existing loans under the UBM 401(k) Plan to the Buyer 401(k) Plan (in each case, subject to receipt of any required determination letter or other required approvals with respect to the Buyer 401(k) Plan).

(d)          The TUPE Employees shall become employed by the Buyer with effect from the Closing Date in accordance with TUPE. Parent shall use its commercially reasonable efforts to cause the employer of the TUPE Employees to, and the Buyer will, comply with their obligations under TUPE prior to and after the Closing Date.

(e)          Parent shall bear all Emoluments for all periods before the Closing Date, and the Buyer shall bear all Emoluments for all periods including and after the Closing Date. Any necessary apportionments shall be made (including an allowance to the Buyer for vacation accrued but not yet taken, and an allowance to Parent for vacation taken but not yet accrued), and the appropriate financial adjustment shall be made between Parent and the Buyer on or within 14 days after the Closing Date.

(f)          Parent shall, subject to Section 6.11(g) below, indemnify the Buyer against all liabilities relating to or arising out of any claim by any TUPE Employee prior to the Closing Date or any trade union, employee association or worker representative of such person arising during, from or in connection with their employment with the Sellers (except in relation to any act or omission of the Sellers carried out with the prior written consent of the Buyer) or its termination.

(g)          The Buyer shall indemnify Parent against all liabilities relating to or arising out of:

(i)          any claim by a TUPE Employee or any trade union, employee association or worker representative of such TUPE Employee arising during, from or in connection with their employment with the Buyer after the Closing Date, save where such liability arises due to a failure by the Parent or subsequent employer, pre-Closing Date, to comply with its obligations under TUPE;

(ii)         any claim by any person other than a TUPE Employee who has transferred to the Buyer under the provisions of this Agreement, or any trade unions, employee associations or worker representatives of such other person arising during, from or in connection with their employment with the Buyer;

(iii)        the Buyer’s failure to comply with its obligations under Regulation 13(4) of TUPE;

(iv)        any proposal, act or omission of the Buyer; and

(v)         any resignation by an individual identified by Parent as a TUPE Employee on or before the Closing Date in the circumstances specified in Regulation 4(9) and (in so far as the employee’s resignation arises as a result of a material change of terms and conditions proposed by the Buyer) Regulation 4(11) of TUPE.

(h)          The Buyer and Parent shall promptly exchange in writing such information as will enable them to carry out their respective duties under Regulation 13 of TUPE.

(i)          Nothing contained in this Section 6.11, express or implied, shall confer upon any Transferred Employee or legal representative or beneficiary thereof, or any other Person not a party to this Agreement, any rights or remedies of any nature or kind whatsoever, including any third-party beneficiary rights, under or by reason of this Section 6.11, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing in this Section 6.11 shall (i) be construed as an amendment to any benefit or compensation plan, program, policy, agreement, arrangement or contract, (ii) subject to compliance with the other provisions of this Section 6.11, limit the ability of the Buyer or any of its Affiliates from amending, modifying or terminating any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them, (iii) guarantee employment or continued employment or any term or condition of employment of any Person (including any Transferred Employee) for any period, or (iv) restrict the right of the Buyer or any of its Affiliates to terminate the employment of any Person (including any Transferred Employee) at any time and for any or no reason.

Section 6.12         Schedule Update. From time to time prior to the Closing, Parent may supplement or amend the Disclosure Schedule with respect to the representations and warranties set forth in Article III or Article IV (each a “Disclosure Schedule Update”) with respect to any matter that first arose after the date of this Agreement if Parent confirms in writing that such event, development or occurrence which is the subject of the Disclosure Schedule Update constitutes or relates to something that has had a Material Adverse Effect, in which case the Buyer shall have the right to terminate this Agreement for failure to satisfy the closing condition set forth in Section 7.1(a) or Section 7.1(c); provided, further, that if the Buyer has the right to, but does not elect to terminate this Agreement within five (5) Business Days after receipt of such notice, and the Closing occurs, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters specifically set forth in such Disclosure Schedule Update that constituted or otherwise had a Material Adverse Effect and, further, shall have irrevocably waived any rights to indemnification under Article IX with respect to such event, development or occurrence.

Section 6.13         Support Services. Except as set forth in this Agreement and the Transition Services Agreement, the Buyer acknowledges and agrees that as of the Closing Date, neither Parent nor any Affiliate thereof shall have any obligation to provide any support or other services to the Buyer or any of its Subsidiaries.

Section 6.14         Bulk Sales Laws. Without limiting any rights the parties may have as a result of the consequences thereof, Buyer and Parent hereby waive compliance by the Buyer and Parent with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated hereby.

Section 6.15         PRN and UBM Names. For purposes of this Section 6.15, references to the PRN Names and UBM Names shall expressly exclude any name, logo, trade or service mark, whether or not registered, if any so exist, that is included in the Agility Business Intellectual Property. Except as set forth below, within three months following the Closing, the Buyer shall change the name under which the Agility Business operates to a name that will not include any of the PRN Names or UBM Names. At the reasonable request of Parent, the Buyer shall provide evidence to Parent that it has provided notice to all counterparties to Assigned Contracts (and has taken such other actions, including notices to and filings with Governmental Entities, as Parent and the Buyer shall reasonably agree are necessary or advisable) regarding the transactions contemplated hereby, including providing the new address for notice purposes; provided that (x) the Buyer shall not provide such notices or to take any such actions without the prior consent of the applicable Seller (such consent not to be unreasonably withheld, conditioned, or delayed), and (y) such Seller retains the authority to provide any such notices or take any such actions directly (in which case, such Seller shall provide any such notices or take any such actions promptly). Subject to the rights granted under this Section 6.15, the Buyer shall, and shall cause any other applicable Affiliate to, discontinue all use of the PRN Names and UBM Names in connection with the Agility Business within three months after the Closing (the “Transition Period”), including eliminating the PRN Names and UBM Names from the Purchased Assets, disposing of any unused stationery and literature of the Agility Business bearing the PRN Names or UBM Names at the Buyer’s cost and expense. Notwithstanding the foregoing, effective as of the Closing, Parent, on behalf of itself and its Affiliates, hereby grants to the Buyer and its Affiliates an irrevocable, royalty-free, worldwide, nonexclusive, nontransferable license during the Transition Period to use the PRN Names in the manner in which they were used prior to the Closing, provided that no new stationery, literature or similar materials bearing the PRN Names will be created. Thereafter, the Buyer shall not, and shall cause the Agility Business not to, use the PRN Names or UBM Names, or, except as provided in an applicable Ancillary Agreement, any other Intellectual Property then belonging to Parent, UBM or any of their respective Affiliates, and the Buyer acknowledges that it, its Affiliates and the Agility Business shall have no rights whatsoever to use such Intellectual Property, provided that the Buyer may, after the Transition Period, (i) retain and use, for the Buyer’s internal business purposes, records, and other historical or archived documents containing or referencing the PRN Names or UBM Names and (ii) use the PRN Names or UBM Names to the extent required by or permitted as a fair use or otherwise under applicable Law.

Section 6.16        Consents.

(a)          Except as expressly provided for herein and except for the Buyer’s rights to indemnification pursuant to Article IX, the Buyer agrees that (i) none of Parent or the Sellers shall have any liability resulting from or arising out of the failure to obtain any Consents, Filings or Permits with respect to (A) the transactions contemplated by this Agreement or the Ancillary Agreements or (B) the assignment to the Buyer of certain Contracts, including Shared Contracts, that are Related to the Agility Business, from the counterparties thereto or because of the termination of any Contract as a result thereof; and (ii) to the extent that Parent has complied with its obligations under this Section 6.16, no representation, warranty, covenant or agreement of Parent contained herein shall be breached or deemed breached as a result of (A) the failure to obtain any such Consent, Filing or Permit; (B) any such termination; or (C) any Legal Proceeding commenced or threatened by or on behalf of any Person resulting from or arising out of the failure to obtain any such consent or waiver or out of any such termination.

(b)          To the extent that a Seller’s rights under any Contract or Permit that is Related to the Agility Business may not be assigned to the Buyer without the Consent of another Person and such Consent has not been obtained, (i) this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, (ii) following the Closing, (A) the Buyer shall use its reasonable best efforts (at the Buyer’s expense) to obtain any such required Consents as promptly as practicable, and (B) at the Buyer’s request, Parent shall cause the applicable Seller (at the Buyer’s expense) to use its reasonable best efforts to assist the Buyer in obtaining such required Consents (provided, that Parent and such Seller shall not be required to expend any cash or make any payment (unless the Buyer agrees to reimburse Parent for such payment) to, incur any obligation to, or release any rights against (except as part of a mutual release pertaining to the Agility Business in accordance with subsection (c) below), any Person for the purposes of obtaining such required Consents), and (iii) upon receipt of any such required Consents, this Agreement and the Agility Business Transfer Agreements shall constitute an assignment of the benefit of the applicable Contract to which such consent relates.

(c)          The Buyer and the Sellers agree to use their reasonable efforts to cause the counterparty to any Contract that is assigned, in whole or in part, to include in the applicable written Consent a release of the applicable Seller’s liability with respect to such Contract or the portion thereof that such Seller has assigned to the Buyer.

(d)          Following the Closing, (i) the Shared Contracts shall be modified as set forth on Section 6.16 of the Disclosure Schedule, (ii) Parent shall cause the Sellers to assign to the Buyer the Shared Contracts or portions thereof Related to the Agility Business as set forth on Section 6.16 of the Disclosure Schedule, (iii) the Buyer will cooperate with the Sellers to take the actions described in this Section 6.16, (iv) the Buyer shall indemnify Parent and the Sellers from and against any Losses arising out of or related to any breaches by the Buyer of any Contracts or portions thereof so assigned to the Buyer by such Seller, and (v) Parent and the Sellers shall indemnify the Buyer from and against any Losses arising out of or related to any breaches by the Sellers of the portions of such Contracts not assigned to the Buyer.

(e)          If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights under the Purchased Asset in question such that the Buyer would not in effect acquire the benefit of all such rights, Parent and the Buyer shall cooperate, to the maximum extent permitted by Law, in any reasonable arrangement designed to provide such benefits to the Buyer.

Section 6.17         PRN PSA. Notwithstanding anything in this Agreement to the contrary, Parent shall have no obligation to use any efforts to consummate the PRN Closing or to comply with or perform its obligations under the PRN PSA, and the Buyer shall have no rights with respect to any of the foregoing.

Section 6.18         Data Protection. The Buyer shall promptly, following the Closing Date: (a) provide fair processing information to the applicable data subjects (to, among other things, inform such subjects of the new data controller as a result of the transactions contemplated under this Agreement and the purposes for which their personal data will be processed); and (b) enter into Set II Model Contract Clauses (Controller to Controller) (the “Data Protection Agreement”) with the Sellers (or their applicable Affiliates) attached hereto as Exhibit C, in each case, to the extent required by data protection legislation (including EU Directive 95/46/EC).

Section 6.19         Acquisition Proposal. During the Interim Period, Parent shall not, and shall not authorize or permit any of its Affiliates (including, following the PRN Closing, the Sellers) or instruct any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a potential sale, transfer or assignment of the Agility Business, or any portion thereof, to any Person other than the Buyer and its Affiliates (an “Acquisition Proposal”); (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably lead to, an Acquisition Proposal. Notwithstanding anything herein to the contrary, after providing at least three (3) Business Days written notice to the Buyer, Parent shall have no obligations with respect to this Section 6.19 or otherwise with respect to any Acquisition Proposal in the event that (x) Parent is notified or informed that the DOJ no longer considers the transactions contemplated by this Agreement, or the Buyer, to satisfy the requirements set forth in the Consent Decree, or (y) Parent reasonably believes, in good faith, that the conditions to the Closing set forth in Section 7.2 or Section 7.3 will not be satisfied as of the PRN Closing and Buyer fails to provide adequate assurance, reasonably acceptable to the Parent, within three (3) Business Days after receiving written notice of such concern.

Section 6.20         Notice of Certain Events.

(a)          Parent shall promptly notify Buyer in writing, to the extent permitted by law, of any notice or other communication from any Governmental Entity that Parent receives that would reasonably be expected to have a significant impact on the transactions contemplated by this Agreement.

(b)          Buyer’s receipt of information pursuant to this Section 6.20 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent in this Agreement and shall not be deemed to amend or supplement any Schedule.

Article VII

CLOSING CONDITIONS

Section 7.1           The Buyer’s Conditions to Closing. The obligation of the Buyer to consummate the transactions contemplated by Section 2.1(a) shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Buyer:

(a)          Representations and Warranties. The representations and warranties of Parent set forth in Article III and Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, in each case as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)          Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by Parent prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing.

(c)          No Material Adverse Effect. Since the date of this Agreement, there shall not have been any change or event that has resulted in, or would be reasonably expected to result in, a Material Adverse Effect.

(d)          Certificates. Parent shall deliver to the Buyer a certificate executed by an authorized officer of Parent on behalf of Parent, dated as of the Closing Date, stating that the conditions specified in Section 7.1(a), Section 7.1(b) and Section 7.1(c) have been satisfied.

(e)          Documents. Parent shall have, or shall have caused the applicable Seller to have, delivered to the Buyer all of the certificates, instruments, Contracts and other documents specified to be delivered by Parent or any Seller hereunder at or prior to the Closing.

Section 7.2           Parent’s Conditions to Closing. The obligation of Parent to consummate the transactions contemplated by Section 2.1(a) shall be subject to satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by Parent:

(a)          Buyer Representations and Warranties. the representations and warranties of Parent set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein), except where the failure of such representations and warranties of Buyer to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, in each case as of the Closing as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)          Compliance with Agreements. The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Buyer prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing.

(c)          Certificate. The Buyer shall deliver to Parent a certificate executed by an authorized officer of the Buyer on behalf of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)          Documents. The Buyer shall have, or shall have caused the applicable Designated Affiliate to have, delivered all of the certificates, instruments, Contracts and other documents specified to be delivered by it hereunder at or prior to the Closing.

Section 7.3           Mutual Conditions to Closing. The respective obligations of the Buyer and Parent to consummate the transactions contemplated by Section 2.1(a) shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by mutual written agreement of the Buyer and Parent, to the extent permitted by applicable Law:

(a)          PRN Closing. The PRN Closing shall have occurred.

(b)          Absence of Orders. No provision of any applicable Law prohibiting, enjoining, restricting or making illegal the consummation of the transactions contemplated by any of this Agreement shall be in effect, no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements shall be in effect.

Article VIII

TERMINATION

Section 8.1           Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by either the Buyer or Parent (provided that the terminating Party is not then in breach of any representation, warranty, covenant or agreement contained herein such that any condition to the Closing in favor of the non-terminating Party set forth in Section 7.1, Section 7.2 or Section 7.3, as applicable, would not be satisfied) if the Closing shall not have occurred by December 21, 2016 (the “Outside Date”);

(b)          by the Buyer if Parent shall have breached any of the representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.1 or Section 7.3 would not be satisfied; provided, that in either case (x) such breach is not cured by Parent within 30 Business Days after Parent receives written notice of such breach from the Buyer or is incapable of being cured prior to the Outside Date and (y) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement such that any condition to the Closing set forth in Section 7.2 or Section 7.3 would not be satisfied;

(c)          by Parent if the Buyer shall have breached any of the representations, warranties, covenants or agreements contained in this Agreement such that any condition set forth in Section 7.2 or Section 7.3 would not be satisfied; provided, that in either case (x) such breach is not cured by the Buyer within 30 Business Days after the Buyer receives written notice of such breach from Parent or is incapable of being cured prior to the Outside Date; and (y) Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if Parent has breached any representation, warranty, covenant or agreement contained in this Agreement such that the conditions to Closing set forth in Section 7.1 or Section 7.3 would not be satisfied;

(d)          by Parent (i) if all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would have been satisfied if the Closing were to occur on the date of termination) have been satisfied, (ii) Parent has notified the Buyer in writing that all conditions set forth in Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived and (iii) within three Business Days after Parent has delivered such written notice to the Buyer (or such longer period as necessary to satisfy the provisions of Section 6.12 if Parent has made a Disclosure Schedule Update), the Buyer does not consummate the Closing;

(e)          by either the Buyer or Parent if there shall be in effect a final, nonappealable Law or Order prohibiting, enjoining, restricting or making illegal the transactions contemplated by any of this Agreement;

(f)          by Parent if (i) the PRN PSA is terminated pursuant to the terms thereof prior to the consummation of the PRN Closing, or (ii) the DOJ or the United Kingdom Competition and Markets Authority (the “CMA”), as applicable, notifies or informs Parent or its Representatives that either the transactions contemplated by this Agreement or the Buyer is not acceptable to achieve clearance by the DOJ or the CMA, as applicable, of the transactions contemplated by the PRN PSA; or

(g)          at any time prior to the Closing Date by mutual written agreement of the Buyer and Parent.

Section 8.2           Effect of Termination.

(a)          The Party seeking to terminate this Agreement pursuant to Section 8.1 shall notify the other Party in writing of such termination and the provision of Section 8.1 pursuant to which such termination is made. Upon a valid termination of this Agreement pursuant to Section 8.1, this Agreement shall become null and void and have no further effect, and such termination shall terminate all rights and obligations of the Parties hereunder after the date of such termination and such termination will be without Liability to Parent or the Buyer; provided that Section 6.4 (Publicity), Section 6.5 (Expenses), this Section 8.2 (Effect of Termination), Article X (Miscellaneous) (provided that, for the avoidance of doubt, no Party shall be entitled to an injunction or specific performance or other equitable relief under Section 10.8 except with respect to any provision that survives such termination pursuant to this Section 8.2), including, in each case, the definitions set forth in Article I to the extent applicable to such provisions, and the Non-Disclosure Agreement shall survive any such termination and remain enforceable; provided, that, notwithstanding the foregoing, no such termination shall relieve either Party from any Liability to the other Party resulting from any Willful Breach on or prior to such termination unless the Parties have expressly waived such Liability for such breach.

Article IX

INDEMNIFICATION

Section 9.1           Survival.

(a)          All representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing until the date that is twelve months following the Closing Date, except for the Fundamental Representations, each of which shall survive the Closing until the date that is thirty-six months following the Closing Date, and the representations and warranties contained in Section 4.4 (Agility Business) and Section 4.16 (Intellectual Property), each of which shall survive the Closing until the date that is twenty-four months following the Closing Date.

(b)          Subject to Section 9.1(c), the covenants and agreements contained in this Agreement that by their terms do not contemplate performance after the Closing shall survive the Closing until the date that is twelve months following the Closing Date. The covenants and agreements contained in this Agreement that by their terms contemplate performance after the Closing, and the indemnification obligations described in Section 9.2 and Section 9.3 shall survive the Closing in accordance with their terms until the date that is thirty-six months following the Closing Date (provided that: (i) the indemnification obligations set forth in Section 9.2(a)(A)-(B) and Section 9.3(a)(A)-(C) with respect to any applicable representation, warranty, covenant or agreement shall, subject to Section 9.1(c) survive only for the Applicable Survival Period of such representation, warranty, covenant or agreement, (ii) the indemnification obligations set forth in Section 9.2(a)(D) shall survive the Closing until the date that is twenty-four months following the Closing Date, (iii) the indemnification obligations set forth in Section 9.2(a)(E) shall survive the Closing until the date that is sixty months following the Closing Date, and (iv) to the extent any covenants and agreements contained in this Agreement or in any Ancillary Agreement by their terms contemplate performance more than three years after the Closing, such covenants and agreements and the corresponding indemnity obligations, shall survive in accordance with their terms and for a period of 60 days thereafter).

(c)          The period for which a representation or warranty, covenant or agreement survives the Closing, is referred to herein as the “Applicable Survival Period.” Notwithstanding anything in this Agreement to the contrary, in the event notice of a claim for indemnification under Section 9.2 or Section 9.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim, and the indemnity with respect thereto, shall survive with respect to such claim until such claim is finally resolved.

Section 9.2           Indemnification by Parent.

(a)          Subject to the limitations set forth herein, after the Closing, Parent shall indemnify the Buyer and its equityholders, controlling persons, shareholders, Affiliates, Representatives, members, managers and general or limited partners (collectively, the “Buyer Indemnitees”) against, and shall save and hold the Buyer Indemnitees harmless from and pay on behalf of or reimburse the Buyer Indemnitees for, any loss, Liability, demand, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax or expense (including attorneys’ fees and expenses and the amounts paid in investigation or defense, and amounts paid in settlement or collection, of any of the foregoing) (collectively, “Losses”) resulting from, relating to, arising out of or incurred by such Buyer Indemnitee in connection with, or otherwise with respect to:

(A)          any breach of any representation or warranty made by Parent in Article III or Article IV, or in any certificate with respect thereto delivered by Parent hereunder;

(B)         any breach of any covenant or agreement of Parent to be performed prior to the Closing, contained in this Agreement;

(C)         any breach of any covenant or agreement of Parent to be performed following the Closing, contained in this Agreement or of a Seller (to be performed following the Closing) under the Agility Business Transfer Agreements;

(D)         any Retained Liabilities; and

(E)         any violation of Law by a Seller with respect to the Agility Business that occurs prior to the Closing, including the items set forth on Section 4.7 of the Disclosure Schedule (all of the foregoing in this clause (E), the “Specific Indemnity Items”).

(b)          Parent shall not be liable for any Loss or Losses pursuant to Section 9.2(a): (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, (ii) with respect to any claim under Section 9.2(a)(A) or (B) (other than any Loss or Losses arising from or related to any breach of any Fundamental Representation), unless and until the amount of Losses arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event, exceeds $25,000 (“Covered Losses”), in which case Parent shall be required to indemnify the Buyer Indemnitees for the full amount of such Losses from and including the first dollar of such Losses, and (iii) with respect to any claim under Section 9.2(a)(A) (other than any Loss or Losses arising from or related to any breach of any Fundamental Representation), unless and until the aggregate amount of all Covered Losses incurred by Buyer Indemnitees, subject to the other limitations set forth herein, in connection with any claim under Section 9.2(a)(A) exceeds 2% of the Base Purchase Price (the “Deductible”), and then only to the extent that such Covered Losses exceed the Deductible; provided, that the cumulative indemnification obligation of Parent with respect to any Loss or Losses arising under Section 9.2(a)(A) (other than any Loss or Losses arising under any breach of any Fundamental Representation, Section 4.4 (Agility Business), Section 4.15 (Taxes) or Section 4.16 (Intellectual Property)), or arising under or Section 9.2(a)(B), shall in no event exceed an amount equal to 5% of (x) the Base Purchase Price, less (y) the amount of cash included in the Purchased Assets and taken into account in calculating the Closing Working Capital (the “Indemnity Cap”); provided, further, that the cumulative indemnification obligation of Parent with respect to any Loss or Losses arising under Section 9.2(a)(A) with respect to the representations and warranties contained in Section 4.4 (Agility Business), Section 4.15 (Taxes) or Section 4.16 (Intellectual Property), or arising under or Section 9.2(a)(E), shall in no event exceed $2,000,000; provided, further, that the cumulative indemnification obligations of Parent under this Article IX, with respect to any Loss or Losses (including without limitation with respect to any Losses arising under any Fundamental Representations or under Section 9.2(a)(C) or (D)), shall in no event exceed an amount equal to (x) the Base Purchase Price, less (y) the amount of cash included in the Purchased Assets and taken into account in calculating the Closing Working Capital.

(c)          The Buyer acknowledges and agrees that, should the Closing occur, its and each Buyer Indemnitee’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, Parent, the Sellers, the Purchased Assets and the Assumed Liabilities and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX (except (i) as set forth in Section 2.4 and Section 10.8, (ii) any claim under the Transition Services Agreement or any other Contract entered into in connection with the Closing or (iii) in the case of an intentional or willful misrepresentation of material facts by Parent with the intention that the Buyer rely thereon or the intentional or willful omission or concealment of a material fact that Parent knows would be material to the Buyer).

Section 9.3           Indemnification by the Buyer.

(a)          Subject to the limitations set forth herein, after the Closing the Buyer shall indemnify Parent, the Sellers and their respective equityholders, controlling persons, shareholders, Affiliates, Representatives, members, managers and general or limited partners (collectively, the “Seller Indemnitees”) against, and shall save and hold the Seller Indemnitees harmless from and pay on behalf of or reimburse the Seller Indemnitees for, any Loss resulting from, arising out of, relating to, or incurred by the Seller Indemnitees in connection with, or otherwise with respect to:

(A)         any breach of any representation or warranty made by Buyer in Article V, or in any certificate with respect thereto delivered by the Buyer hereunder;

(B)         any breach of any covenant or agreement of the Buyer to be performed prior to the Closing, contained in this Agreement;

(C)         any breach of any covenant or agreement of the Buyer to be performed following the Closing, contained in this Agreement or the Agility Business Transfer Agreements; and

(D)         any Assumed Liabilities (provided that Parent shall not be entitled to indemnification under this Section 9.3(a)(D) to the extent that any Buyer Indemnitee is entitled to indemnification pursuant to Section 9.2).

(b)          The Buyer shall not be liable for any Loss or Losses pursuant to Section 9.3(a): (i) unless the claim for such Loss or Losses is brought within the Applicable Survival Period, (ii) with respect to any claim under Section 9.3(a)(A) or (B) (other than any Loss or Losses arising from or related to any breach of any Fundamental Representation), unless the Loss is a Covered Loss, in which case the Buyer shall be required to indemnify the Seller Indemnitees for the full amount of such Losses from and including the first dollar of such Losses and (iii) with respect to any claim under Section 9.3(a)(A) (other than any Loss or Losses arising from or related to any breach of any Fundamental Representation), unless and until the aggregate amount of all Covered Losses incurred by any Seller Indemnitee, subject to the other limitations set forth herein, in connection with any claim under Section 9.3(a)(A) exceeds the Deductible, and then only to the extent that such Covered Losses exceed the Deductible; provided, that the cumulative indemnification obligation of the Buyer with respect to any Loss or Losses arising under Section 9.3(a)(A) (other than any Loss or Losses arising under any breach of any Fundamental Representation), or under or Section 9.3(a)(B), shall in no event exceed the Indemnity Cap; provided, further, that the cumulative indemnification obligations of the Buyer under this Article IX, with respect to any Loss or Losses (including without limitation with respect to any Losses arising under any Fundamental Representations or under Section 9.3(a)(C) or (D)), shall in no event exceed an amount equal to (x) the Base Purchase Price, less (y) the amount of cash included in the Purchased Assets and taken into account in calculating the Closing Working Capital.

(c)          Parent acknowledges and agrees that, should the Closing occur, its equityholders’, controlling persons’, shareholders’, Affiliates’, Representatives’, members’, managers’ and general or limited partners’ sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Buyer and its assets and liabilities and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX (except (i) as set forth in Section 2.4, Section 10.8 and Section 10.15, (ii) any claim under the Transition Services Agreement or any other Contract entered into in connection with the Closing or (iii) in the case of an intentional or willful misrepresentation of material facts by the Buyer with the intention that Parent rely thereon or the intentional or willful omission or concealment of a material fact that the Buyer knows would be material to Parent).

Section 9.4           Indemnification Procedure for Third Party Claims.

(a)          In the event that any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”); provided, however, that a failure by an Indemnitee to provide notice promptly shall not affect the rights or obligations of such Indemnitee unless and to the extent that the Indemnitor shall have been actually prejudiced as a result of such failure. The Notice of Claim shall specify in reasonable detail each individual Third Party Claim, the date such Third Party Claim was made, the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or agreement or claim to which each such Third Party Claim is related and the computation of the amount (in each case, to the extent known and reasonably quantifiable) to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim.

(b)          Within 30 days following the date of delivery by the Indemnitee of any such Notice of Claim, the Indemnitor shall have the right, but not the obligation to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice reasonably acceptable to the Indemnitee and at its sole cost and expense (a “Third Party Defense”); provided, that the Indemnitor shall not be entitled to assume the defense or prosecution of any Third Party Claim (unless otherwise agreed to in writing by the Indemnitee) and shall, if the Loss that is the subject of the Third Party Claim is one for which the Indemnitee is entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, pay the reasonable and documented fees and expenses of outside counsel retained by the Indemnitee, if (A) and only to the extent that, the Third Party Claim involves any criminal or quasi-criminal Legal Proceeding, indictment, allegation or investigation; (B) the Third Party Claim seeks an injunction or equitable relief as the primary source of relief; (C) more than fifty percent (50%) of the Losses reasonably expected to be incurred in connection with such Third Party Claim (after the application of any limitations that may be set forth in this Agreement) would be borne by the Indemnitee; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee (other than one arising from the existence of the indemnification obligations under this Agreement); (E) the Indemnitor has failed or is failing to reasonably defend or prosecute such Third Party Claim; or (F) such Third Party Claim is set forth on Section 9.4(b) of the Disclosure Schedule. If the Indemnitor assumes the defense or prosecution of a Third Party Claim in accordance herewith and in connection therewith does not confirm to the Indemnitee in writing that the Indemnitor agrees to be fully responsible (subject to any limitations that may be set forth in this Agreement) for all Losses relating to such Third Party Claim, the Indemnitee may retain separate counsel, which separate counsel shall have the right to observe and consult with the Indemnitor’s counsel in connection with such Third Party Claim and otherwise participate therein and the reasonable and documented fees and expenses of such separate counsel shall be the responsibility of and paid by the Indemnitor as incurred (whether or not such Third Party Claim is one for which the Indemnitee is entitled to indemnification); provided, that if the Indemnitor subsequently confirms to the Indemnitee in writing that the Indemnitor agrees to be fully responsible (subject to any limitations that may be set forth in this Agreement) for all Losses relating to such Third Party Claim, any such fees and expenses incurred after such confirmation shall not be considered Losses (except as provided in clause (X) or (Y) of the next sentence). If the Indemnitor assumes the defense or prosecution of a Third Party Claim in accordance herewith, (1) the Indemnitee may retain separate co-counsel at its sole cost and expense (other than: (X) if the Loss that is the subject of the Third Party Claims is one for which the Indemnitee is entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, any reasonable and documented fees and expenses of such separate counsel that are incurred during the period following delivery of a Notice of Claim and prior to the date the Indemnitor assumes control of such defense or prosecution, (Y) if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee (other than one arising from the existence of the indemnification obligations under this Agreement), any reasonable and documented fees and expenses of such separate counsel, in each case, which shall be borne by the Indemnitor) and participate in the defense or prosecution of the Third Party Claim, but, subject to the limitations below, the Indemnitor shall control the investigation, defense and settlement thereof, (2) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor, and (3) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed) and (Z) as provided in the previous sentence). The Parties will cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(c)          If the Indemnitor does not or is not entitled to assume the defense or prosecution of any Third Party Claim, the Indemnitee will be entitled to assume the defense or prosecution of such Third Party Claim, at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 9.2 or Section 9.3, as applicable, at the expense of the Indemnitor); provided, that (i) the Indemnitor shall have the right to participate in the defense or prosecution of such Third Party Claim at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) if the Indemnitor is entitled to assume the defense or prosecution of such Third Party Claim pursuant to the terms hereof, the Indemnitor may at any time thereafter assume the defense or prosecution of such Third Party Claim, in which event the Indemnitor shall bear the fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the defense or prosecution of such Third Party Claim; and (iii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent, unless such consent is unreasonably withheld, conditioned or delayed.

Section 9.5           Indemnification Procedures for Non-Third Party Claims. The Indemnitee shall notify the Indemnitor in writing promptly of its discovery of any matter that does not involve a Third Party Claim and for which indemnification may be sought hereunder. Such notice shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) specify in reasonable detail each individual claim, the date such item was paid or properly accrued (if applicable), the basis for any anticipated Losses and the nature of the misrepresentation, breach of warranty, breach of covenant or agreement or claim to which each such claim is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder (in each case, if known and reasonably quantifiable).

Section 9.6           Calculation of Indemnity Payments; Manner of Payment.

(a)          Each Indemnitee shall use its reasonable best efforts to pursue and collect on any recovery available under any insurance policies maintained by the Indemnitee. Each Indemnitor agrees that the Indemnitee shall have no obligation to maintain insurance against any such losses and risks. The amount of Losses payable under this Article IX by the Indemnitor shall be reduced by any and all amounts actually recovered by the Indemnitee under applicable insurance policies (net of any increases to insurance premiums as a result thereof and expenses incurred by such Indemnitee in collecting such amount) or from any other Person from which such Losses have otherwise actually been recovered (net of expenses incurred by such Indemnitee in obtaining such amount). If the Indemnitee receives any amounts under applicable insurance policies or from any other Person responsible for such Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any increases to insurance premiums as a result thereof and expenses incurred by such Indemnitee in collecting such amount.

(b)          Nothing herein shall be deemed to limit any obligation of any Person to mitigate any Losses prescribed by applicable Law.

(c)          The amount of Losses incurred by an Indemnitee shall be reduced to take account of any net Tax benefit actually realized by the Indemnitee or its Affiliates (without treating any Seller as an Affiliate of Parent) with respect to such Losses in the form of a reduction in Tax Liability in the taxable year in which a particular Loss was incurred or the immediately succeeding two taxable years (determined by comparing the Tax Liability without including any Tax benefit for such Loss to the Tax Liability with such Tax benefit) and reducing any such Tax benefit for any future tax detriment resulting from such loss of Tax benefit.

(d)          In no event shall any Person be liable to another Person for any punitive damages other than punitive damages actually paid to a third party in connection with a Third Party Claim.

(e)          No Indemnitor shall be obligated to indemnify any Indemnitee with respect to any Loss that was included in determining the Final Closing Working Capital pursuant to Section 2.4(e).

(f)          Notwithstanding anything contained herein to the contrary, for purposes of determining (i) whether there has been a breach of any provision of this Agreement (other than, for purposes of this clause (i), the representations and warranties set forth in Section 4.5, Section 4.9(a), the first sentence of Section 4.12(a) or Section 4.16(a) or any certificate delivered pursuant to this Agreement), and (ii) the amount of Losses that are the subject matter of a claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement or any certificate delivered pursuant to this Agreement and the Disclosure Schedules and exhibits hereto shall be read without regard and without giving effect to the terms “material” or “Material Adverse Effect” or similar phrases contained in such representation or warranty, but not from the term “Material Contract” used therein (as if such words or phrases were deleted from such representation and warranty).

(g)          Any amount owed by an Indemnitor to an Indemnitee pursuant to this Article IX shall be delivered to the Buyer (in the case of indemnification under Section 9.2) or to Parent (in the case of indemnification under Section 9.3) by wire transfer of immediately available funds to an account designated by the Buyer or Parent, as applicable, within three Business Days after the final determination thereof. A claim shall be finally determined for this purpose when (i) such claim has been resolved by a written agreement executed by Parent and the Buyer or (ii) such claim has been resolved by a final, nonappealable order, decision or ruling of a court of competent jurisdiction with respect to such matter in dispute, or portion thereof.

Section 9.7           Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Article IX as an adjustment to the Base Purchase Price.

Article X

MISCELLANEOUS

Section 10.1         Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date when delivered, if delivered personally; (b) on the date delivered by a private courier or recognized commercial overnight delivery service, as evidenced by receipt from the courier or delivery service; (c) on the date sent by facsimile, with confirmation of transmission; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)          if to Parent, to:

PWW Acquisition LLC
c/o Cision US, Inc.
130 East Randolph St. 7th Floor
Chicago, IL 60601

Attention:	Jack Pearlstein
Facsimile:	(301) 459-2827

with a required copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
USA

Attention:	Stephen L. Ritchie, P.C.
Mark A. Fennell, P.C.
Facsimile:	+1 312-862-2200

(b)          if to the Buyer, to:

Innodata, Inc.

3 University Plaza, Suite 506

Hackensack, NJ 07601

Attn: Amy Agress, General Counsel

F: +1 201 488 9099

with a required copy (which shall not constitute notice) to:

Daniel R. Pierce

Duane Morris LLP

100 High Street, Suite 2400

Boston, MA 02110

F: +1 857 401 3076

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control. To the extent that any deadline or date of performance for any right or obligation set forth herein shall fall on a day other than a Business Day, then such deadline or date for performance shall automatically be extended to the next succeeding Business Day.

Section 10.2         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.3         Limited Recourse. Except with respect to Section 10.15, each Party covenants and agrees, on behalf of itself and its Related Parties, that it shall not institute, and shall cause its Related Parties not to institute, a claim, action, cause of action or Legal Proceeding arising under or in connection with, this Agreement or the negotiation or execution thereof or the transactions contemplated hereby or thereby (including any representation or warranty made in, in connection with or as an inducement to, this Agreement or the breach, termination or failure to consummate such transactions) against UBM, any of its Related Parties and any Related Party of any Party or their respective Related Parties. Except with respect to Section 10.15, any claim, action, cause of action, obligation, Liability or Legal Proceeding (in each case whether at law, in equity, in contract, in tort, in strict liability, by enforcement of assessment, or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto or another Person or otherwise) based upon, arising out of, or related to this Agreement or the negotiation or execution thereof or the transactions contemplated hereby or thereby (including any representation or warranty made in, in connection with or as an inducement to, this Agreement or the breach, termination or failure to consummate such transactions) may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein. Except with respect to Section 10.15, no Related Party of any Party or any of their respective Related Parties shall have any Liability (in each case whether at law, in equity, in contract, in tort, in strict liability, by enforcement of assessment, or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto or another Person or otherwise) for any of the representations, warranties, covenants, agreements, obligations or Liabilities of any Party under this Agreement or of or for any claim, action, cause of action or Legal Proceeding based on, in respect of, or by reason of, this Agreement or the negotiation or execution thereof or the transactions contemplated hereby or thereby (including any representation or warranty made in, in connection with or as an inducement to, this Agreement or the breach, termination or failure to consummate such transactions), in each case whether at law, in equity, in contract, in tort, in strict liability, by enforcement of assessment, or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto or another Person or otherwise.

Section 10.4         Counterparts. This Agreement and any of the Ancillary Agreements may be executed in multiple counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof or thereof signed by the other Party hereto. The Parties agree that the delivery of this Agreement, and any other agreements and documents contemplated hereby, may be affected by means of an exchange of facsimile or electronically transmitted signatures (including in portable document format (pdf)).

Section 10.5         Entire Agreement; No Third Party Beneficiaries. This Agreement, the Ancillary Agreements, the Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated hereby. All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement, between Parent, Buyer Parent and PRN US, dated March 14, 2016 (the “Non-Disclosure Agreement”). This Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, other than: (a) Sections 6.1(a), 6.4, 6.6, 6.8(b), 6.11, 6.15, 10.3, 10.6, 10.8 (but only with respect to the Sections listed in this clause (a)), 10.12 and 10.14(b) (but only with respect to the second sentence), in each case, which Sections will be for the benefit of UBM and any of the other Persons set forth therein, to the extent of the rights provided to UBM and such Persons therein; and (b) this Section 10.5 (but only with respect to the Sections set forth under the foregoing clause (a)).

Section 10.6         Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.7         Consent to Jurisdiction; Waiver of Jury Trial.

(a)          Each Party hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, in any state or federal court located within the State of Delaware) for the purposes of any suit, action or other Legal Proceeding arising out of this Agreement, or any other Ancillary Agreement or any transaction contemplated hereby or thereby, and agrees to commence any such action, suit or proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other Legal Proceeding arising out of this Agreement, or any other Ancillary Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The preceding will not limit the rights of the Parties to obtain enforcement of a judgment entered by the courts described in this Section 10.7(a) in any other jurisdiction, and any final, non-appealable judgment against a Party in any action, suit or other Legal Proceeding contemplated by this Section 10.7(a) will be conclusive and may be enforced in any other jurisdiction within or outside of the United States by suit on the judgment. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 10.8         Right to Specific Performance.

(a)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations set forth in Section 10.5 and this Section 10.8, the Parties and UBM shall be entitled to an injunction or injunctions to prevent breaches of this Agreement (including without limitation, Section 6.3 of this Agreement) or any Ancillary Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which such Party or UBM is entitled at law, in equity, in contract, in tort or otherwise.

(b)          The Parties hereby agree, subject to the limitations set forth in Section 10.5, and this Section 10.8, not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement or any Ancillary Agreement by the Buyer or Parent, as applicable, and to specifically enforce the terms and provisions of this Agreement or any Ancillary Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Buyer or Parent, as applicable, under this Agreement or any Ancillary Agreement, all in accordance with the terms of this Section 10.8.

(c)          None of the Buyer or Parent, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 10.8.

Section 10.9         Assignment. This Agreement nor any of the rights or obligations hereunder or thereunder shall be assigned by any of the Parties hereto or thereto without the prior written consent of the other Parties; provided, that (i) the Buyer may, at any time and without the prior written consent of Parent, assign all or part of its rights and obligations under this Agreement to one or more Affiliates or may designate or nominate an Affiliate to acquire all or part of the Purchased Assets or assume all or part of the Assumed Liabilities (each such designee or nominee, a “Designated Affiliate”) or subsequent purchaser of all or substantially all of the assets of the Buyer and (ii) Parent may, at any time and without the prior written consent of the Buyer, assign all or part of its rights and obligations under this Agreement to one or more Affiliates; provided, further, that no such assignment, delegation or nomination by either party shall relieve the other party, as applicable, of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.9 shall be null and void, ab initio.

Section 10.10         Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11         Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or therein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein or therein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein or therein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include”, “includes” and “including” when used in this Agreement shall be deemed to be the words “without limitation”, unless otherwise specified; (f) a reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns; (g) a reference to “dollars” or “$” shall mean United States dollars; and (h) all accounting terms used and not defined herein have the respective meanings given to them under GAAP. The Parties hereto have participated jointly in the negotiation and drafting of each of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. In the event of any inconsistency between the terms of this Agreement and the terms of any other Ancillary Agreement, the terms of this Agreement shall control.

Section 10.12         Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by the Buyer and by Parent. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding the foregoing, this Section 10.12 and Sections 6.1(a), 6.4, 6.6, 6.8(b), 6.11, 6.15, 10.3, 10.5, 10.6, 10.8 (but only with respect to the Sections listed in Section 10.5(a)) and 10.14(b) (but only with respect to the second sentence) may only be amended or waived with the prior written consent of UBM, in each case solely related to UBM’s rights thereunder.

Section 10.13         Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein or therein are intended to be and hereby are made a part of this Agreement. The disclosure of any item in any section or subsection of the Disclosure Schedule or Disclosure Schedule Update will be deemed disclosed with respect to each other section and subsection of the Disclosure Schedule to which the relevance of such item is reasonably apparent on its face. Certain information set forth in the Disclosure Schedule and that may be set forth in a Disclosure Schedule Update is or may be included solely for informational purposes, is not an admission that such information is required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or any Disclosure Schedule Update is not intended to imply that such amounts or item (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or Disclosure Schedule Update in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule or Disclosure Schedule Update is or is not material for purposes of this Agreement.

Section 10.14         Parent Subsidiaries; Designated Affiliates.

(a)          The Buyer shall take all actions reasonably necessary to cause each of its Designated Affiliates to perform promptly their respective obligations under this Agreement or Ancillary Agreement. The Buyer unconditionally guarantees the full and prompt performance by each of the Designated Affiliates of their respective obligations under this Agreement and the Ancillary Agreements.

(b)          Following the PRN Closing, Parent shall take all actions reasonably necessary to cause each of the Sellers to perform promptly their respective obligations under this Agreement and the Ancillary Agreements. No Seller shall have any obligations hereunder until the PRN Closing has been consummated. Following the PRN Closing, Parent unconditionally guarantees the full and prompt performance by the Sellers of their respective obligations under this Agreement and the Ancillary Agreements.

Section 10.15         Limited Guarantee.

(a)          Buyer Parent is executing this Agreement solely to guaranty the payment and performance of the Buyer under this Agreement and the Ancillary Agreements, as set forth below.  Buyer Parent guarantees irrevocably, absolutely and unconditionally and as a primary obligation (and not as surety only) that the Buyer shall fully, completely and timely pay and perform all of its obligations and assume all of the Buyer’s liabilities described in this Agreement and the Ancillary Agreements, in each case, strictly in accordance with the terms hereof (the “Guaranteed Obligations”).  If the Buyer fails or refuses to pay or perform any such obligations and liabilities, Buyer Parent shall, without any notice or demand whatsoever, immediately pay or perform such obligations, as applicable.  Buyer Parent agrees that this guarantee constitutes a guaranty of payment when due and not of collection.  Buyer Parent hereby expressly waives (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever (except as otherwise required to be provided to the Buyer hereunder), any requirement that any Party exhaust any right, power or remedy or proceed against the Buyer under this Agreement or any Ancillary Agreement referred to herein, or any existence of or reliance on any representation by Parent or the Sellers that might otherwise constitute a defense available to, or discharge of, Buyer Parent or any other guarantor or surety (other than a discharge of Buyer Parent as guarantor with respect to the payment obligations set forth in Section 2.3(a)(A) as a result of payment of any such payment obligations in accordance with their terms or as a result of defenses to the payment of any such payment obligations that would be available under this Agreement or any Ancillary Agreement to the Buyer and such legal or equitable defenses that are available to the Buyer under the terms of this Agreement or applicable Law with respect to the Guaranteed Obligations (other than, in any event, legal or equitable defenses relating to the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Buyer)).  Buyer Parent has and will have at the Closing the financial capability to perform its obligations under this Section 10.15 when due, and Buyer Parent understands that, under the terms of this Agreement, Buyer Parent’s obligations hereunder are not in any way contingent or otherwise subject to (x) the consummation by Buyer Parent or any of its Affiliates of any financing arrangements, (y) Buyer Parent or any of its Affiliates obtaining any financing or (z) the availability of any financing to Buyer Parent or any of its Affiliates. Notwithstanding anything to the contrary herein, in the event that the Buyer Parent is obligated to pay and perform the Guaranteed Obligations, it shall have all of the rights, remedies and defenses (other than, in any event, legal or equitable defenses relating to the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Buyer), but no additional rights, remedies or defenses, of the Buyer as if it were originally named as a Buyer under this Agreement and the Ancillary Agreements.

(b)          The obligations under this Section 10.15 shall survive the Closing and/or a termination of this Agreement and the Ancillary Agreements and continue in full force and effect thereafter (in each case, in accordance with the relevant provisions of this Agreement and the Ancillary Agreements).

(c)          There are no conditions precedent to the enforcement of this Section 10.15.  Except as otherwise expressly set forth herein, the obligations of Buyer Parent hereunder shall be continuing, absolute and unconditional and such obligations shall be binding upon Buyer Parent, its successors and assigns and inure to the benefit of, and be enforceable by, Parent and the Sellers and its successors and permitted assigns.

(d)          Buyer Parent represents and warrants to Parent that each statement contained in Section 5.1, 5.2, 5.3 and 5.4 as applied to Buyer Parent, mutatis mutandis, is true and correct as of the date hereof and as of the Closing.

(e)          Subject to the other provisions herein, this Section 10.15 shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment or performance, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored, returned or rejected by a Party for any reason, including upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Buyer, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Buyer or any substantial part of its property, or otherwise, all as though such payments had not been made.  Except for those set forth in Section 10.15(a), Buyer Parent hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against Parent or the Sellers with respect to the Guaranteed Obligations, as the case may be, except for those available to the Buyer under this Agreement.  Notwithstanding anything to the contrary herein, the obligations of Buyer Parent hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement or any Ancillary Agreement, (ii) any furnishing or acceptance of security or exchange or release of any security or (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to the Buyer or any change in the structure of the Buyer.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE BUYER:

MediaMiser LLC

By:	/s/ O’Neil Nalavadi
Name:	O’Neil Nalavadi
Title:	SVP and CFO- Innodata Inc., Sole Member

MediaMiser Ltd.

By:	/s/ O’Neil Nalavadi
Name:	O’Neil Nalavadi
Title:	Director

THE GUARANTOR:

Innodata Inc., solely for purposes of Section 10.15

By:	/s/ O’Neil Nalavadi
Name:	O’Neil Nalavadi
Title:	SVP and CFO

Signature Page to Asset Purchase Agreement

PARENT:

PWW ACQUISITION LLC

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein
Title:	Chief Financial Officer

Signature Page to Asset Purchase Agreement